                                                                     EXHIBIT 2.1


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  by and among

                                  LYCOS, INC.,
                            a Delaware corporation,

                             BF ACQUISITION CORP.,
                            a Delaware corporation,

                             WIRED VENTURES, INC.,
                            a Delaware corporation,

                                      and

            H. William Jesse, Jr., Louis Rossetto and Paul J. Salem
                         AS STOCKHOLDER REPRESENTATIVES

                               Table of Contents

                                                                          Page
                                                                          ----
 ARTICLE 1  DESCRIPTION OF TRANSACTION..................................    1
     1.1    Merger of Acquisition Sub into Ventures.....................    1
     1.2    Effect of the Merger........................................    1
     1.3    Closing; Effective Time.....................................    1
            Certificate of Incorporation and Bylaws; Directors and
     1.4    Officers....................................................    2
     1.5    Merger Consideration........................................    2
     1.6    Effect on Capital Stock.....................................    7
            Allocation of Merger Consideration--Actual Average Closing
            Stock Price less than or equal to the Upper Collar Limit....    9
            Allocation of Merger Consideration--Actual Average Closing
            Stock Price greater than the Upper Collar Limit but less
            than or equal to $90.00.....................................   11
            Allocation of Merger Consideration--Actual Average Closing
            Stock Price greater than $90.00.............................   13
     1.7    Dissenting Shares...........................................   14
     1.8    Exchange of Certificates....................................   15
     1.9    Tax Consequences............................................   16
     1.10   Accounting Consequences.....................................   16
     1.11   Further Action..............................................   16
 ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF VENTURES..................   17
     2.1    Organization, Standing, Etc. ...............................   17
     2.2    Wired Companies; Title to Wired Companies' Shares, Etc. ....   18
     2.3    Capitalization of Ventures..................................   18
     2.4    Certificate of Incorporation and Bylaws.....................   18
     2.5    Compliance with Other Instruments and Laws..................   18
     2.6    Governmental Authorizations and Consents....................   19
     2.7    No Violations...............................................   19
     2.8    Financial Statements........................................   19
     2.9    Absence of Certain Changes or Events........................   20
     2.10   Title to Assets.............................................   21
     2.11   Intellectual Property.......................................   21
     2.12   Benefit Plans...............................................   22
     2.13   Litigation..................................................   25
     2.14   Taxes.......................................................   26
     2.15   Contracts...................................................   27
     2.16   Insurance...................................................   28
     2.17   Environmental Quality.......................................   28
     2.18   Brokers.....................................................   29
     2.19   Statements; Proxy Statement/Prospectus......................   30
     2.20   Governmental Permits........................................   30
     2.21   Major Customers.............................................   30
     2.22   Traffic.....................................................   30
     2.23   Accounts Receivable.........................................   31
     2.24   Bank Accounts; Powers of Attorney...........................   31
     2.25   Minute Books, Etc. .........................................   31
     2.26   Company Action..............................................   31
     2.27   Disclosure..................................................   31
 ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF PURCHASER
            AND ACQUISITION SUB.........................................   32
     3.1    Organization and Standing of Purchaser......................   32
     3.2    Charter and Bylaws..........................................   32

                                                                         Page
                                                                         ----
     3.3    Capitalization of Purchaser................................   32
     3.4    Authorization..............................................   32
     3.5    Enforceability.............................................   32
     3.6    Compliance with Other Instruments and Laws.................   33
     3.7    Governmental Authorizations and Consents...................   33
     3.8    Litigation.................................................   33
     3.9    Brokers....................................................   34
     3.10   Public Filings.............................................   34
     3.11   Statements; Proxy Statement/Prospectus.....................   34
     3.12   Ownership of Ventures Stock................................   35
     3.13   Material Adverse Effect....................................   35
 ARTICLE 4  COVENANTS OF VENTURES......................................   35
     4.1    Conduct of Business........................................   35
     4.2    Access.....................................................   37
     4.3    No-Shop Provision..........................................   37
     4.4    Meeting of Stockholders....................................   38
     4.5    Consent of Ventures' Stockholders to Certain Payments......   38
 ARTICLE 5  COVENANTS OF PURCHASER AND ACQUISITION SUB.................   38
     5.1    Confidentiality............................................   38
     5.2    Investigation..............................................   38
     5.3    Employees..................................................   39
     5.4    Indemnification............................................   39
     5.5    Stock Options..............................................   39
     5.6    Nasdaq National Market.....................................   40
     5.7    Advance Agreement..........................................   40
     5.8    Tax Refund Amount..........................................   40
 ARTICLE 6  COVENANTS OF ALL PARTIES...................................   41
     6.1    Best Efforts; Further Assurances...........................   41
     6.2    Certain Filings............................................   41
     6.3    Public Announcements.......................................   41
     6.4    Tax Returns................................................   42
     6.5    Proxy Statement and Registration Statements................   43
     6.6    Tax-Free Reorganization....................................   44
     6.7    Tax Representation Letters.................................   44
     6.8    Marketing Program Funding..................................   44
 ARTICLE 7  CONDITIONS TO OBLIGATIONS OF PURCHASER AND ACQUISITION SUB
            TO CLOSE...................................................   45
     7.1    Accuracy of Representations and Warranties.................   45
     7.2    Performance................................................   45
     7.3    Certificate................................................   45
     7.4    Employment Agreements......................................   45
     7.5    No Injunction..............................................   45
     7.6    HSR Act....................................................   45
     7.7    Legal Opinion..............................................   45
     7.8    Stockholder Approval.......................................   45
     7.9    Consents...................................................   46
     7.10   Escrow Agreement...........................................   46
     7.11   Resignations...............................................   46
     7.12   Appraisal Rights...........................................   46
     7.13   Termination of Agreements..................................   46
     7.14   Form S-4 Registration Statement............................   46

                                                                          Page
                                                                          ----
     7.15    Tax Opinion................................................   46
     7.16    Quotation on Nasdaq National Market........................   46
     7.17    Consent of Ventures' Stockholders to Certain Payments......   46
 ARTICLE 8   CONDITIONS TO OBLIGATION OF VENTURES TO CLOSE..............   47
     8.1     Accuracy of Representations and Warranties.................   47
     8.2     Performance................................................   47
     8.3     Certificate................................................   47
     8.4     No Injunction..............................................   47
     8.5     HSR Act....................................................   47
     8.6     Consents...................................................   47
     8.7     Legal Opinion..............................................   47
     8.8     Stockholder Approval.......................................   47
     8.9     Tax Opinion................................................   48
     8.10    Form S-4 Registration Statement............................   48
     8.11    Quotation on Nasdaq National Market........................   48
 ARTICLE 9   TERMINATION................................................   48
     9.1     Right to Terminate Agreement...............................   48
     9.2     Effect of Termination......................................   49
     9.3     Failure to Close...........................................   49
 ARTICLE 10  ADJUSTMENT PROCEDURES......................................   49
    10.1     Preparation of Final Closing Balance Sheet.................   49
    10.2     Adjustment of Escrow Fund..................................   51
 ARTICLE 11  CERTAIN REMEDIES AND LIMITATIONS...........................   52
    11.1     Expiration of Representations, Warranties and Covenants....   52
    11.2     Escrow Fund................................................   52
    11.3     Indemnification by Purchaser...............................   53
    11.4     Defense of Third Party Actions.............................   53
    11.5     Subrogation; No Contribution...............................   54
    11.6     Exclusivity................................................   55
    11.7     Retention of Records.......................................   55
    11.8     Notice as to Representations...............................   55
    11.9     No Recission...............................................   55
 ARTICLE 12  MISCELLANEOUS..............................................   55
    12.1     Material Adverse Effect....................................   55
    12.2     Knowledge of Ventures......................................   56
    12.3     Memorandum; Disclaimer of Projections......................   56
    12.4     Expenses...................................................   57
    12.5     Notices....................................................   58
    12.6     Assignment.................................................   60
    12.7     Entire Agreement; Amendment; Governing Law; etc. ..........   60
    12.8     Counterparts...............................................   60
    12.9     Venue......................................................   60
    12.10    Third-Party Rights.........................................   61
    12.11    Titles and Headings........................................   61
    12.12    Exhibits and Schedules.....................................   61
    12.13    Pronouns...................................................   61
    12.14    Severability...............................................   61
    12.15    Time of Essence............................................   61
    12.16    Interpretation.............................................   61

                               TABLE OF EXHIBITS

 Exhibit Description
 ------- -----------
  A      Forms of Voting Agreement
  B      Form of Tax Representation Letter of Ventures
  C      Form of Tax Representation Letter of Purchaser
  D      Form of Employment Agreement
  E      Form of Nondisclosure and Developments Agreement
  F      Opinion of Cooley Godward LLP
  G      Form of Escrow Agreement
  H      Opinion of Hutchins, Wheeler & Dittmar



Certain Exhibits and Schedules have been ommitted but will be provided by Lycos on request.

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

  This Agreement And Plan Of Merger And Reorganization (this "Agreement") is entered into as of May 26, 1999 by and among Lycos, Inc., a Delaware corporation ("Purchaser"), BF Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Acquisition Sub"), Wired Ventures, Inc., a Delaware corporation ("Ventures"), and H. William Jesse, Jr., Louis Rossetto and Paul J. Salem, as stockholder representatives (the "Stockholder Representatives"). This Agreement amends and restates in its entirety that certain Agreement and Plan of Merger and Reorganization, dated as of October 5, 1998, as amended and restated on November 25, 1998, among the parties hereto; provided, however, that all representations and warranties will be deemed made as of October 5, 1998 and all references to "as of the date of this Agreement" or language of similar import will be deemed to refer to October 5, 1998.

                                    Recitals

  A. Purchaser, Acquisition Sub and Ventures intend to effect a merger of Acquisition Sub into Ventures in accordance with this Agreement and applicable laws (the "Merger"). Upon consummation of the Merger, Acquisition Sub will cease to exist, and Ventures will become a wholly-owned subsidiary of Purchaser.

  B. The respective boards of directors of Purchaser, Acquisition Sub and Ventures have adopted this Agreement and approved the Merger.

  C. As a condition and inducement to Purchaser's willingness to enter into this Agreement, certain stockholders of Ventures have, concurrently with the execution of this Agreement, executed and delivered to Purchaser a Voting Agreement in one of the forms attached hereto as Exhibit A, pursuant to which such stockholders have agreed to vote their shares of Ventures' capital stock in favor of the Merger and to grant Purchaser irrevocable proxies to vote such shares.

                                   Agreement

  The parties to this Agreement, intending to be legally bound, agree as follows:

                                   ARTICLE I

                           DESCRIPTION OF TRANSACTION

  1.1 Merger of Acquisition Sub into Ventures. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Acquisition Sub shall be merged with and into Ventures, and the separate existence of Acquisition Sub shall cease. Ventures will continue as the surviving corporation in the Merger (the "Surviving Corporation").

  1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law ("DGCL") and other applicable law.

  1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California, at 10:00 a.m. on a date to be agreed by Purchaser and Ventures (the "Closing Date"), which shall be no later than the third business day after the satisfaction or waiver of the conditions set forth in Articles 7 and 8. Contemporaneously with the Closing, a properly executed agreement of merger or certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time such agreement of merger or certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

  1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise agreed by Purchaser and Ventures prior to the Effective Time:

    (a) the Certificate of Incorporation of Ventures, as amended by the agreement of merger or the certificate of merger, as the case may be, shall be the Certificate of Incorporation of the Surviving Corporation;

    (b) the Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation;

    (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the individuals who are directors of Acquisition Sub immediately prior to the Effective Time; and

    (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are officers of Acquisition Sub immediately prior to the Effective Time.

  1.5 Merger Consideration.

    (a) The consideration to be paid by Purchaser in the Merger (the "Merger Consideration") shall consist of the following components: the Merger Shares (as hereinafter defined), the Cash Portion (as hereinafter defined), the Tax Refund Amount (as hereinafter defined) and the Advance Escrow Amount (as hereinafter defined).

    (b) For purposes of this Agreement:

    (1) The term "Merger Shares" shall mean a number of shares of Common Stock of Purchaser, $.01 par value per share ("Purchaser Common Stock"), equal to the sum of the Digital Shares and the Cash Balance Shares, where:

    (i) the term "Digital Shares" means a number of shares of Purchaser Common Stock, rounded to the nearest full share, equal to $95 million divided by the Average Closing Stock Price (as hereinafter defined); provided that, in no event shall the number of Digital Shares exceed 4,602,713; and

    (ii) the term "Cash Balance Shares" means a number of shares of Purchaser Common Stock, rounded to the nearest full share, equal to the Cash Share Value (as hereinafter defined) divided by the Average Closing Stock Price.

    (2) The term "Cash Balance" shall mean the cash amount equal to (i) Wired Cash at Closing, (ii) minus Wired Borrowings at Closing, (iii) minus Wired Adjusted Working Capital Shortfall at Closing, (iv) minus the Closing Expense Adjustment Amount (as such terms are hereinafter defined).

    (3) The term "Cash Share Value" shall mean the Cash Balance; provided, however, that: (i) to the extent the Merger Shares would otherwise exceed 19.9% of the outstanding capital stock of Purchaser as of the Closing Date, the Cash Share Value shall be decreased and the Cash Portion shall be correspondingly increased and (ii) if the Average Closing Stock Price is less than or equal to the Lower Collar Limit (as hereinafter defined), Purchaser shall have the option, in its sole discretion, to decrease the Cash Share Value and to correspondingly increase the Cash Portion. Notwithstanding any other provision of this Agreement to the contrary, the Cash Share Value shall not be decreased and the Cash Portion shall not be increased if and to the extent such decrease would result in the Equity Cash Value (as hereinafter defined) exceeding twenty percent (20%) of the Total Equity Value (as hereinafter defined). For purposes hereof, "Equity Cash Value" shall mean the sum of (A) the Cash Portion payable to the holders of Ventures Capital Stock plus (B) $9,767,868 plus (C) the dollar amount of the cash to be paid to the holders of Ventures Capital Stock with respect to fractional shares pursuant to Section 1.6(d) plus (D) two multiplied by the cash amount that would have been paid to the holders of Dissenting Shares (as defined in Section 1.7) if such holders had not dissented plus (E) two multiplied by the amount equal to (I) the number of shares of Purchaser Common Stock that would have been issued to the holders of Dissenting Shares if such holders had not dissented multiplied by (II) the closing price of Purchaser Common Stock on the trading date immediately prior to the Effective Time. For purposes hereof, "Total Equity Value" shall mean (x) the number of shares of Purchaser Common Stock issued to the holders of Ventures Capital Stock pursuant to Section 1.6A, 1.6B or 1.6C (other than to the holders of Dissenting Shares and other than such shares as are placed in the Escrow Fund on behalf of the holders of Ventures Capital Stock pursuant to Section 1.6A(b), 1.6B(b) or 1.6C(b)) multiplied by the closing price of Purchaser Common Stock on the trading date immediately prior to the Effective Time plus (y) the Equity Cash Value, Notwithstanding any other provision of this Agreement to the contrary, the Cash Share Value shall not be decreased if and to the extent such decrease would result in the Warrant Cash Value (as hereinafter defined) exceeding twenty percent (20%) of the Total Warrant Value (as hereinafter defined). For purposes hereof, "Warrant Cash Value" shall mean the sum of (A) the Cash Portion payable to the holders of Warrants plus (B) $32,132 plus (C) the dollar amount of the cash to be paid to Warrant holders with respect to fractional shares pursuant to Section 1.6(d). For purposes hereof, "Total Warrant Value" shall mean (x) the number of shares of Purchaser Common Stock issued to the holders of Warrants pursuant to Section 1.6 (other than such shares as are placed in the Escrow Fund on behalf of Warrant holders pursuant to Section 1.6A(b), 1.6B(b) or 1.6C(b)) multiplied by the closing price of Purchaser Common Stock on the trading date immediately prior to the Effective Time plus (y) the Warrant Cash Value.

  Immediately following the close of trading on the trading date immediately prior to the Effective Time (or the business day immediately prior to the Effective Time, if later), Purchaser will calculate the Cash Share Value and provide such calculation to Ventures in writing.

    (4) The term "Average Closing Stock Price" shall mean the average of the closing prices of one share of Purchaser Common Stock for the twenty (20) consecutive most recent days that Purchaser Common Stock has traded on the Nasdaq National Market ("NNM") ending on the third trading day preceding the Effective Time, as reported on the NNM; provided, however, that the Average Closing Stock Price shall not be greater than $42.86 (the "Upper Collar Limit") or less than $20.64 (the "Lower Collar Limit").

    (5) The term "Actual Average Closing Stock Price" shall mean the average of the closing prices of one share of Purchaser Common Stock for the five
  (5) consecutive most recent days that the Purchaser Common Stock has traded on the NNM ending on the third trading day preceding the Effective Time, as reported on the NNM.

    (6) The term "Advance Escrow Amount" shall mean any and all amounts that are delivered to or for the benefit of Ventures at any time, or from time to time, pursuant to the escrow arrangements (the "Advance Escrow") established under Section 10.2(b) of that certain Asset Purchase Agreement dated as of May 7, 1998 among Advance Magazine Publishers Inc., Ventures, Wired Magazine Group, Inc., Wired Digital, Inc., Wired Books, Inc., Wired Television, Inc. and The Chase Manhattan Bank, as Escrow Agent, as amended (the "Advance Agreement"), less any portion of such amounts that is required to be delivered to Purchaser pursuant to Section 10.2 below.

    (7) The term "Cash Portion" shall mean the amount of Merger
  Consideration, if any, to be paid in cash pursuant to the provisos to the definition of Cash Share Value.

    (8) The term "Common Share Value" shall mean $12,538,700.

    (9) The term "Closing Expense Adjustment Amount" shall mean any amounts in excess of $2.5 million paid or payable by Ventures at or prior to the Closing pursuant to Section 12.4.

    (10) The term "Series A Share Value" shall mean 78.8% of the Residual Share Value (as hereinafter defined).

    (11) The term "Series B Share Value" shall mean $20.00 times the number of shares of Ventures Series B Preferred Stock (as hereinafter defined) outstanding immediately prior to the Effective Time.

    (12) The term "Series C Share Value" shall mean the sum of:

      (i) $5.71 times the number of shares of Ventures Series C Preferred Stock (as hereinafter defined) outstanding immediately prior to the Effective Time (the "Series C Liquidation Value");

      (ii) all Series C Accrued Dividends (as hereinafter defined);

      (iii) 26.903553% of the Series B Share Value (the "Series C/B Participation Value"); and

      (iv) 21.2% of the Residual Share Value (as hereinafter defined).

    (13) The term "Series C Accrued Dividends" shall mean the sum of (i) $1,718,829 and (ii) $5,085.85 times the number of calendar days in the period beginning January 1, 1998 and ending the day prior to the Closing Date.

    (14) The term "Residual Share Value" shall mean $95 million less the sum of (i) the Common Share Value, (ii) the Series B Share Value, (iii) the Series C Liquidation Value, (iv) the Series C Accrued Dividends and (v) the Series C/B Participation Value.

    (15) The term "Tax Refund Amount" shall mean the cash amount equal to the federal and state tax refunds actually received by Purchaser with respect to the Wired Companies' (as hereinafter defined) pre-Closing tax periods, including without limitation refunds generated by the carryback of losses of any of the Wired Companies following the Closing, less any fees and expenses incurred by Purchaser in connection with the receipt of such refunds by Purchaser; provided, however, that such net amount shall not exceed $5 million. Notwithstanding the foregoing, the $5 million amount shall be reduced by the tax effect on Purchaser or the Wired Companies of the disallowance of any deduction claimed by Ventures or the Wired Companies with respect to pre-Closing tax periods, but such amount shall not constitute a Loss for purposes of Article 11 of this Agreement to the extent of such reduction. The computation of refunds generated by the carryback of losses of any of the Wired Companies following the Closing shall include all refunds that would reasonably be available if Purchaser had prepared its post-Closing tax returns and made its tax elections in a manner so as to maximize the dollar value of such refunds, determined solely with regard to the operations of the acquired Wired Companies on a stand-alone basis.

    (16) The term "Wired Cash at Closing" shall mean all cash and cash equivalents of the Wired Companies as of the Closing (including any cash held by Ventures that represents the exercise price of stock options exercised for cash after the date hereof), as reflected on the Preliminary Closing Balance Sheet (as hereinafter defined), minus an amount of cash sufficient to fund Ventures' obligation to pay the amounts identified on
  Schedule 1.5 (the "Cash Exclusions"); provided, however, that for purposes of calculating Wired Cash at Closing, Ventures shall be deemed to hold an incremental amount of cash equal to the sum of (A) the Marketing Program Funding Amount described in Section 6.8, (B) any amounts paid by Ventures at or prior to the Closing pursuant to Section 12.4, and (C) the aggregate exercise price of all stock options presently held by or hereafter granted to employees of the Wired Companies (but not non-employees), as described in Schedule 2.3, and Warrants (as defined in Section 2.3) to the extent such stock options and Warrants are either held unexercised at the Closing Date or net-exercised between the date hereof and the Closing Date.

    (17) The term "Wired Borrowings at Closing" shall mean all indebtedness for borrowed money of the Wired Companies as of the Closing, as reflected on the Preliminary Closing Balance Sheet. Obligations under capitalized leases shall not constitute Wired Borrowings at Closing.

    (18) The term "Wired Adjusted Working Capital Shortfall at Closing" shall mean the absolute value of the difference between (i) $432,172 and (ii) the adjusted working capital (i.e., current assets less current liabilities) of the Wired Companies as of the Closing, as reflected on the Preliminary Closing Balance Sheet; provided, however, that, for the purpose of calculating Wired Adjusted Working Capital Shortfall at Closing only, Wired Cash at Closing (together with the offsetting Cash Exclusions) and Wired Borrowings at Closing shall be disregarded, and no amounts payable by Ventures pursuant to Section 12.4 at or prior to the Closing shall be deemed to be a current liability. Notwithstanding the foregoing, Wired Adjusted Working Capital Shortfall at Closing shall be zero if the adjusted working capital described in subparagraph (ii) above is $432,172 or greater.

    (19) The term "Pass-Through Component" shall mean (i) the number of shares of Purchaser Common Stock, rounded to the nearest full share, equal to the Cash Balance divided by the Actual Average Closing Stock Price (the "Cash Pass-Through Shares"), (ii) the Cash Portion, (iii) the Advance Escrow Amount and (iv) the Tax Refund Amount.

    (20) The term "Cash Premium Component" shall mean the number of shares of Purchaser Common Stock, if any, by which the number of Cash Balance Shares as determined under Section 1.5(b)(1)(ii) exceeds the number of Cash Pass-Through Shares.

    (21) The term "Series A Per Share Amount" shall mean what each share of Ventures Series A Preferred Stock is automatically converted into pursuant to Section 1.6A(a)(2), 1.6B(a)(2) or 1.6C(a)(2).

    (22) The final result (but not interim results) of all calculations of fractions, ratios and percentages shall be rounded to six (6) decimal places.

  (c) Not later than ten (10) business days prior to the Closing, Ventures shall prepare in good faith and deliver to Purchaser an estimated consolidated balance sheet of Ventures and the other Wired Companies as of the Closing Date (the "Preliminary Closing Balance Sheet"). Except for the fact that it is based on estimates and the absence of footnotes, the Preliminary Closing Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") on a basis consistent with that used in the preparation of the Financial Statements (as hereinafter defined). Based on the Preliminary Closing Balance Sheet, Ventures shall calculate Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing, and Ventures shall calculate Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing, and Ventures shall deliver such calculations to Purchaser with the Preliminary Closing Balance Sheet. Within five (5) business days after such delivery, Purchaser shall concur in such Preliminary Closing Balance Sheet and calculations or deliver to Ventures is proposed alternatives thereto. If Ventures and Purchaser cannot agree within two (2) business days on the appropriate values for Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing, then Ventures and Purchaser shall submit their respective proposed values to Arthur Andersen LLP, who shall be asked to select, for each of such items, either Ventures' or Purchaser's proposed value as the more correct value in accordance with the standards set forth herein. If both values proposed by one of the parties are selected, the other party shall pay the fees and expenses of Arthur Andersen LLP; otherwise such fees and expenses shall be shared equally between the parties. The conditions to Closing set forth in Articles 7 and 8 shall be deemed not to have been met until after the determination of Wired Cash at Closing and Wired Adjusted Working Capital Shortfall at Closing.

  1.6 Effect on Capital Stock.

    (a) Capital Stock Ventures. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Acquisition Sub, Ventures or any stockholder of Ventures or of Acquisition Sub all outstanding shares of capital stock of Ventures, calculated on a fully-diluted, fully-converted basis as though all convertible debt and equity securities and options (whether vested or unvested) and warrants had been converted or exercised immediately prior to the Effective Time, shall be converted into, or exchanged for, the Merger Consideration. If the Actual Average Closing Stock Price is less than or equal to the Upper Collar Limit, the Merger Consideration shall be allocated as set forth in Section 1.6A. If the Actual Average Closing Stock Price is greater than the Upper Collar Limit but less than or equal to $90.00, the Merger Consideration shall be allocated as set forth in Section 1.6B. If the Actual Average Closing Stock Price is greater than $90.00, the Merger Consideration shall be allocated as set forth in Section 1.6C. In no case shall more than one of either Section 1.6A, Section 1.6B or Section 1.6C apply.

    (b) Stock Options and Warrants. At the Effective Time, all Options (as defined in Section 2.3) will be assumed by Purchaser in accordance with
  Section 5.5. Each Warrant issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and, with the consent of the holder thereof, converted into the right to receive cash and stock in amounts equal to the difference between (i) the product of the Series A Per Share Amount (as defined herein) and the number of shares of Ventures Series A Preferred Stock issuable upon full cash exercise of such Warrant and (ii) the aggregate cash exercise price of such Warrant.

    (c) Capital Stock of Acquisition Sub. At the Effective Time, each share of Common Stock, $0.01 par value per share, of Acquisition Sub (the "Acquisition Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. At and after the Effective Time, each certificate evidencing ownership of shares of Acquisition Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

    (d) Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Ventures Common Stock, Ventures Series A Preferred Stock, Ventures Series B Preferred Stock or Ventures Series C Preferred Stock (collectively, the "Ventures Capital Stock") or Warrants (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall receive from Purchaser an amount of cash (rounded to the nearest whole cent) equal to the product of (1) such fraction and (2) the Average Closing Stock Price.

    (e) Adjustments for Changes in Stock. If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Ventures Capital Stock (or any class or series thereof) are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the exchange ratios for the Ventures Capital Stock set forth in Sections 1.6A, 1.6B and 1.6C below and, in the case of changes in the Purchaser Common Stock, the Upper Collar Limit, the Lower Collar Limit and any other references to per share values of Purchaser Common Stock shall be appropriately adjusted. With respect to the Escrow Shares, if, between the Effective Time and the date of termination of the Escrow Fund, the outstanding shares of Purchaser Common Stock are changed into a different number or class of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination or similar transaction, the number and type of Escrow Shares shall be appropriately adjusted.

    (f) Escrow. At the Closing, on behalf of the holders of the outstanding Ventures Capital Stock, Options and Warrants and pursuant to Article 11, Purchaser shall deposit with State Street Bank and Trust Company (the "Escrow Agent"): (1) that number of shares of Purchaser Common Stock representing 10% of the total number of shares of Purchaser Common Stock issuable pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a), less 10% of that number of shares obtained by dividing the amount of Wired Cash at Closing by the Average Closing Stock Price; and (2) instruments or other documentation representing Options to purchase 10% of the shares of Purchaser Common Stock issuable upon the exercise of all Options (collectively, the "Escrow Shares").

  1.6A Allocation of Merger Consideration--Actual Average Closing Stock Price less than or equal to the Upper Collar Limit.

  (a) Conversion of Shares.

    (1) Each share of Common Stock of Ventures, $0.001 par value per share (the "Ventures Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 1.7)) will be canceled and extinguished and automatically converted into that fraction of a share of the Purchaser Common Stock equal to the Common Share Value divided by the product of (A) the total number of shares of Ventures Common Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and equity securities (excluding Ventures Series A Preferred Stock, Ventures Series B Preferred Stock and Ventures Series C Preferred Stock) and options (whether vested or unvested) and warrants (other than the Warrants) that are convertible into or exercisable for Ventures Common Stock had been converted into or exercised for Ventures Common Stock immediately prior to the Effective Time (the "Fully-diluted Common Shares Outstanding") and

  (B) the Average Closing Stock Price. The term "Common Upper Collar Fraction" shall refer to the greater of (i) that fraction of a share of Purchaser Common Stock into which each share of Ventures Common Stock would be converted pursuant to this Section 1.6A(a)(1) if the Average Closing Stock Price were equal to $42.86 or (ii) if the Average Closing Stock Price were less than $42.86, that fraction of a share of Purchaser Common Stock into which each share of Ventures Common Stock would be converted pursuant to this Section 1.6A(a)(1) at the Average Closing Stock Price.

    (2) Each share of Series A Preferred Stock of Ventures, $0.001 par value per share (the "Ventures Series A Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into:

      (i) that fraction of a share of Purchaser Common Stock equal to the quotient obtained by dividing (A) the sum of the Series A Share Value and the aggregate exercise price of all Warrants outstanding immediately prior to the Effective Time by (B) the product of (1) the total number of shares of Ventures Series A Preferred Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and warrants which are convertible into or exercisable for Ventures Series A Preferred Stock had been converted into or exercised for Ventures Series A Preferred Stock immediately prior to the Effective Time (the "Fully-diluted Series A Shares Outstanding") and
    (2) the Average Closing Stock Price. The term "Series A Upper Collar Fraction" shall refer to the greater of (i) that fraction of a share of Purchaser Common Stock into which each share of Ventures Series A Preferred Stock would be converted pursuant to this Section 1.6A(a)(2)(i) if the Average Closing Stock Price were equal to $42.86 and the Series C Accrued Dividends were equal to $4,343,130 or (ii) if the Average Closing Stock Price were less than $42.86, that fraction of a share of Purchaser Common Stock into which each share of Ventures Series A Preferred Stock would be converted pursuant to this Section 1.6A(a)(2)(i) at the Average Closing Stock Price and if the Series C Accrued Dividends were equal to $4,343,130;

      (ii) that fraction of a share of Purchaser Common Stock equal to 78.8% of the Cash Share Value divided by the product of (A) the Fully-diluted Series A Shares Outstanding and (B) the Average Closing Stock Price;

      (iii) the right to receive that fraction of the Advance Escrow Amount equal to 0.788 divided by the number of Fully-diluted Series A Shares Outstanding;

      (iv) the right to receive that fraction of the Cash Portion equal to
    0.788 divided by the number of Fully-diluted Series A Shares
    Outstanding; and

      (v) the right to receive that fraction of the Tax Refund Amount equal to 0.788 divided by the number of Fully-diluted Series A Shares Outstanding.

    (3) Each share of Series B Preferred Stock of Ventures, $0.001 par value per share (the "Ventures Series B Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into that fraction of a share of Purchaser Common Stock equal to the Series B Share Value divided by the product of (A) the total number of shares of Ventures Series B Preferred Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and warrants which are convertible into or exercisable for Ventures Series B Preferred Stock has been converted into or exercised for Ventures Series B Preferred Stock immediately prior to the Effective Time (the "Fully-diluted Series B Shares Outstanding") and (B) the Average Closing Stock Price. The term "Series B Upper Collar Fraction" shall refer to the greater of (i) that fraction of a share of Purchaser Common Stock into which each share of Ventures Series B Preferred Stock would be converted pursuant to this Section 1.6A(a)(3) if the Average Closing Stock Price were equal to $42.86 or (ii) if the Average Closing Stock Price were less than $42.86, that fraction of a share of Purchaser Common Stock into which each share of Ventures Series B Preferred Stock would be converted pursuant to this Section 1.6A(a)(3) at the Average Closing Stock Price.

    (4) Each share of Series C Preferred Stock, $0.001 par value per share (the "Ventures Series C Preferred Stock"), issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into:

      (i) that fraction of a share of Purchaser Common Stock equal to the Series C Share Value divided by the product of (A) the total number of shares of Ventures Series C Preferred Stock outstanding on a fully-diluted, fully-converted basis as though all convertible debt and warrants which are convertible into or exercisable for Ventures Series C Preferred Stock had been converted into or exercised for Ventures Series C Preferred Stock immediately prior to the Effective Time (the "Fully-diluted Series C Shares Outstanding") and (B) the Average Closing Stock Price. The term "Series C Upper Collar Fraction" shall refer to the greater of (i) that fraction of a share of Purchaser Common Stock into which each share of Ventures Series C Preferred Stock would be converted pursuant to this Section 1.6A(a)(4)(i) if the Average Closing Stock Price were equal to $42.86 and the Series C Accrued Dividends were equal to $4,343,130 or (ii) if the Average Closing Stock Price were less than $42.86, that fraction of a share of Purchaser Common Stock into which each share of Ventures Series C Preferred Stock would be converted pursuant to this Section 1.6A(a)(4)(i) at the Average Closing Stock Price and if the Series C Accrued Dividends were equal to $4,343,130;

      (ii) that fraction of a share of Purchaser Common Stock equal to 21.2% of the Cash Share Value divided by the product of (A) the Fully-diluted Series C Shares Outstanding and (B) the Average Closing Stock Price;

      (iii) the right to receive that fraction of the Advance Escrow Amount equal to 0.212 divided by the number of Fully-diluted Series C Shares Outstanding;

      (iv) the right to receive that fraction of the Cash Portion equal to
    0.212 divided by the number of Fully-diluted Series C Shares
    Outstanding; and

      (v) the right to receive that fraction of the Tax Refund Amount equal to 0.212 divided by the number of Fully-diluted Series C Shares Outstanding.

  (b) Escrow Shares If this Section 1.6A governs the allocation of the Merger Consideration, the portion of the Escrow Shares deemed to have been contributed shall be determined as follows:


    (1) Each of the holders of Ventures Common Stock (including holders of Options to purchase Ventures Common Stock) shall be deemed to have contributed 10% of the aggregate number of shares of Purchaser Common Stock (including Purchaser Common Stock issuable upon exercise of such Options) to which each such holder is entitled under Sections 1.6A(a) and 5.5.

    (2) Of the balance of the Escrow Shares:

      (i) 78.8% shall be deemed to have been contributed on behalf of the holders of Ventures Series A Preferred Stock (including holders of Warrants to purchase Ventures Series A Preferred Stock) in proportion to the aggregate number of shares of Purchaser Common Stock (including Purchaser Common Stock issuable upon exercise of such Warrants) to which each such holder is entitled under Sections 1.6(b) and 1.6A(a); and

      (ii) 21.2% shall be deemed to have been contributed on behalf of the holders of Ventures Series C Preferred Stock in proportion to the aggregate number of shares of Purchaser Common Stock to which each such holder is entitled under Section 1.6A(a).

  1.6B Allocation of Merger Consideration--Actual Average Closing Stock Price greater than the Upper Collar Limit but less than or equal to $90.00.

  (a) Conversion of Shares.

    (1) Each share of Ventures Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into (A) that fraction of a share of Purchaser Common Stock equal to (i) the Common Upper Collar Fraction minus (ii) for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, that fraction of a share of the Purchaser Common Stock equal to 1,383.1559 (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00) divided by the Fully-diluted Common Shares Outstanding and
  (B) for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, the right to receive that percentage of the Pass-Through Component equal to .217586% (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00) divided by the Fully-diluted Common Shares Outstanding.

    (2) Each share of Ventures Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into: (A) that fraction of a share of Purchaser Common Stock equal to (i) the Series A Upper Collar Fraction plus (ii) for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, that fraction of a share of Purchaser Common Stock equal to 8,514.6003 (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00) divided by the Fully-diluted Series A Shares Outstanding; (B) the right to receive that percentage of the Pass-Through Component equal to (i) 78.8% minus for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, .570087% (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00), (ii) divided by the Fully-diluted Series A Shares Outstanding; and (C) the right to receive (i) 78.8% of the Cash Premium Component (ii) divided by the Fully-diluted Series A Shares Outstanding.

    (3) Each share of Ventures Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into (A) that fraction of a share of Purchaser Common Stock equal to (i) the Series B Upper Collar Fraction minus (ii) for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, that fraction of a share of Purchaser Common Stock equal to 2,067.3308 (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00) divided by the Fully-diluted Series B Shares Outstanding and (B) for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, the right to receive that percentage of the Pass-Through Component equal to .185855% (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00) divided by the Fully-diluted Series B Shares Outstanding.

    (4) Each share of Ventures Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into: (A) that fraction of a share of Purchaser Common Stock equal to (i) the Series C Upper Collar Fraction minus (ii) for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, that fraction of a share of Purchaser Common Stock equal to 5,064.1135 (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00) divided by the Fully-diluted Series C Shares Outstanding; (B) the right to receive that percentage of the Pass-Through Component equal to (i) 21.2% plus for each $1.00 increase in the Actual Average Closing Stock Price above the Upper Collar Limit, .166646% (or the applicable portion for increases in the Actual Average Closing Stock Price less than $1.00) (ii) divided by the Fully-diluted Series C Shares Outstanding; and (C) the right to receive (i) 21.2% of the Cash Premium Component (ii) divided by the Fully-diluted Series C Shares Outstanding.

  (b) Escrow Shares. If this Section 1.6B governs the allocation of the Merger Consideration, the Escrow Shares shall be deemed to have been contributed on behalf of the holders of Ventures Capital Stock, Options and Warrants ratably in proportion to the percentage of the Merger Consideration received and Options held by each such holder.

  1.6C Allocation of Merger Consideration--Actual Average Closing Stock Price greater than $90.00.

  (a) Conversion of Shares.

    (1) Each share of Ventures Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into (A) that fraction of a share of Purchaser Common Stock equal to (i) $20,461,337 divided by (ii) the product of the Actual Average Closing Stock Price and the Fully-diluted Common Shares Outstanding and (B) the right to receive that percentage of the Pass-Through Component equal to 10.257% divided by the Fully-diluted Common Shares Outstanding.

  (2) Each share of Venture Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into:

      (i) that fraction of a share of Purchaser Common Stock equal to (A) the sum of (i) $103,585,521 plus (ii) zero if the Actual Average Closing Stock Price is less than $105, $1,000,000 if the Actual Average Closing Stock Price is greater than or equal to $115 but less than $115, $2,000,000 if the Actual Average Closing Stock Price is greater than or equal to $115 but less than $115, $2,000,000 if the Actual Average Closing Stock Price is greater than or equal to $115 but less than $125, $3,000,000 if the Actual Average Closing Stock Price is greater than or equal to $125 but less than $135, $4,000,000 if the Actual Average Closing Stock Price is greater than or equal to $135 but less than $145, or $5,000,000 if the Actual Average Closing Stock Price is greater than or equal to $145 plus (iii) 78.8% of (1) 2,216,519 multiplied by the Actual Average Closing Stock Price minus
    (2) $199,486,701 divided by (B) the product of the Actual Average Closing Stock Price and the Fully-diluted Series A Shares Outstanding;

      (ii) the right to receive that percentage of the Pass-Through Component equal to 51.9261% divided by the Fully-diluted Series A Shares Outstanding; and

      (iii) the right to receive (A) 78.8% of the Cash Premium Component
    (B) divided by the Fully-diluted Series A Shares Outstanding.

    (3) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into (A) that fraction of a share of Purchaser Common Stock equal to (i) $17,477,392 divided by (ii) the product of the Actual Average Closing Stock Price and the Fully-diluted Series B Shares Outstanding and (B) the right to receive that percentage of the Pass-Through Component equal to 8.7612% divided by the Fully-diluted Series B Shares Outstanding.

    (4) Each share of Ventures Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and automatically converted into:

      (i) that fraction of a share of Purchaser Common Stock equal to (A) the sum of (i) $57,962,541 minus (ii) zero if the Actual Average Closing Stock Price is less than $105, $1,000,000 if the Actual Average Closing Stock Price is greater than or equal to $105 but less than $115, $2,000,000 if the Actual Average Closing Stock Price is greater than or equal to $115 but less than $125, $3,000,000 if the Actual Average Closing Stock Price is greater than or equal to $125 but less than $135, $4,000,000 if the Actual Average Closing Stock Price is greater than or equal to $135 but less than $145, or $5,000,000 if the Actual Average Closing Stock Price is greater than or equal to $145 plus (iii) 21.2% of (1) 2,216,519 multiplied by the Actual Average Closing Stock Price minus (2) $199,486,701 divided by (B) the product of the Actual Average Closing Stock Price and the Fully-diluted Series C Shares Outstanding:

      (ii) the right to receive that percentage of the Pass-Through Component equal to 29.0557% divided by the Fully-diluted Series C Shares Outstanding; and

      (iii) the right to receive (A) 21.2% of the Cash Premium Component
    (B) divided by the Fully-diluted Series C Shares Outstanding.

    (b) Escrow Shares. If this Section 1.6C governs the allocation of the Merger Consideration, the Escrow Shares shall be deemed to have been contributed on behalf of the holders of Ventures Capital Stock, Options and Warrants ratably in proportion to the percentage of the Merger
  Consideration received and Options and Warrants held by each such holder.

  1.7 Dissenting Shares.

  (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Ventures Capital Stock who (1) has the right under applicable law to demand dissenter's or appraisal rights for such shares, (2) has demanded and perfected such rights under applicable law and (3) as of the Effective Time, has not effectively withdrawn or lost such rights ("Dissenting Shares"), shall not be converted into Purchaser Common Stock pursuant to
Section 1.6A(a), 1.6B(a) or 1.6C(a), but the holder thereof shall only be entitled to such rights as are granted by applicable law.

  (b) Notwithstanding the foregoing, if any holder of shares of Ventures Capital Stock who has the right under applicable law to demand and who does demand appraisal of such shares under applicable law shall effectively withdraw or lost (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only Purchaser Common Stock in accordance with Section 1.6A(a), 1.6B(a) or 1.6C(a), whichever is applicable.

  (c) Ventures shall give Purchaser (1) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served on Ventures pursuant to applicable law and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under applicable law. Ventures will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Purchaser, settle or offer to settle any such demands. It is understood and agreed that the obligation to make any payment under applicable law shall be exclusively that of the surviving corporation and that Purchaser (i) shall be under no obligation to perform and discharge any such obligation or to reimburse or make any contribution to the capital of the surviving corporation to enable it to perform or discharge any such obligation, and (ii) shall have no recourse pursuant to Article 11 of this Agreement or otherwise against the Wired Companies or their affiliates or stockholders with respect to any such demands or obligation.

  1.8 Exchange of Certificates.

  (a) Boston EquiServe, Purchaser's transfer agent, shall serve as an exchange agent in the Merger (the "Exchange Agent").

  (b) At the Effective Time, Purchaser shall (1) authorize the Exchange Agent to make available in accordance with this Article 1 the shares of Purchaser Common Stock issuable pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a) in exchange for outstanding shares of Ventures Capital Stock and (2) deliver to the Exchange Agent cash in the amount of the Cash Portion plus cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(d).

  (c) No later than three (3) business days prior to the mailing date of the notice of meeting of stockholders (or written consent of stockholders in lieu of meeting), Purchaser shall provide Ventures with copies of the following materials: (1) a letter of transmittal in customary form and (2) instructions for use in effecting the surrender of Ventures certificates and (3) any other documents required to be signed by a holder of a certificate or certificates (the "Ventures Certificates") that immediately prior to the Effective Time represented outstanding shares of Ventures Capital Stock or warrants that were converted into shares of Purchaser Common Stock pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a) and cash in lieu of any fractional shares pursuant to
Section 1.6(d) in order to surrender such Ventures Certificates in exchange for certificates representing the

Purchaser Common Stock and portion of the Cash Portion pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a) and cash in lieu of any fractional shares pursuant to Section 1.6(d). Holders of Ventures Certificates who complete and validly execute and submit such documents in accordance with the instructions thereto, together with such Ventures Certificates (or affidavit of loss and indemnity in accordance with Section 1.8(e) below), to Purchaser at the Closing shall be deemed to have effected a surrender of such Ventures Certificates to the Exchange Agent for cancellation in accordance with the requirements of Section 1.8(d) below. Promptly after the Effective Time, but in no event later than ten
(10) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each such holder who has surrendered Ventures Certificates at the Closing
(i) certificates evidencing the number of full shares of Purchaser Common Stock and portion of the Cash Portion into which the shares of Ventures Capital Stock represented by the Ventures Certificates so surrendered by such holder were converted pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a) and (ii) cash in lieu of any fractional shares in accordance with Section 1.6(d).

  (d) Promptly after the Effective Time, but in no event later than ten (10) business days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of Ventures Certificates that did not surrender such Certificate pursuant to Section 1.8(c), the following materials: (1) a letter of transmittal in customary form and (2) instructions for use in effecting the surrender of the Ventures Certificates in exchange for certificates representing the Purchaser Common Stock and portion of the Cash Portion pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a) and cash in lieu of any fractional shares pursuant to Section 1.6(d). Upon surrender of Ventures Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Ventures Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Purchaser Common Stock and portion of the Cash Portion into which their shares of Ventures Capital Stock were converted at the Effective Time and payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.6(d). Until so surrendered, outstanding Ventures Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Purchaser Common Stock and portion of the Cash Portion into which the shares of Ventures Capital Stock represented thereby were so converted and the right to receive an amount in cash in lieu of any fractional shares in accordance with
Section 1.6(d).

  (e) In the event any Ventures Certificates have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Ventures Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably acceptable to Purchaser, certificates representing the shares of Purchaser Common Stock and portion of the Cash Portion into which the shares of Ventures Capital Stock represented by such Ventures Certificates were converted pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a) and any cash for fractional shares pursuant to Section 1.6(d). Purchaser may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Ventures Certificate to provide to Purchaser an indemnity agreement, reasonable in form and substance, against any claim that may be made against Purchaser with respect to the Ventures Certificate alleged to have been lost, stolen or destroyed.

  1.9 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

  1.10 Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a purchase.

  1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Purchaser to necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and Ventures, the officers and directors of the Surviving Corporation and Purchaser shall be fully authorized (in the name of Acquisition Sub, in the name of Ventures and otherwise) to take such action.

                                   ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF VENTURES

  Except as set forth in the Disclosure Schedule attached hereto (the "Disclosure Schedule"), of which the Schedules referred to below are a part, and in the documents and other materials identified in the Disclosure Schedule, the section numbers and letters of which correspond to the section and subsection numbers and letters of this Agreement, Ventures represents and warrants to Purchaser as follows:

  2.1 Organization, Standing, Etc. of the Wired Companies; Corporate Authorization; Enforceability.


  (a) Each of the Wired Companies is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and to operate its properties. Each of the Wired Companies is qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary and in which the failure to so qualify would have a material adverse effect on the business, operations, financial condition or results of operations of the Wired Companies, taken as a whole (a "Material Adverse Effect on Wired"). With respect to each of the Wired Companies, the jurisdiction in which it is organized and qualified to do business is listed in
Schedule 2.1.

  (b) Ventures has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Ventures pursuant to this Agreement have been duly authorized by all necessary corporate and other action on the part of Ventures. This Agreement and all other documents and instruments executed or to be executed by Ventures pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Ventures.

  (c) This Agreement and all other agreements executed or to be executed by Ventures pursuant to this Agreement constitute, or will constitute, the valid and legally binding obligations of Ventures, enforceable in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

  2.2 Wired Companies; Title to Wired Companies' Shares, Etc. Schedule 2.2 contains a list of each corporation or other entity of which Ventures owns, directly or indirectly, 50% or more of the outstanding equity interests (collectively with Ventures, the "Wired Companies") and the capitalization and ownership thereof. Except as set forth in Schedule 2.2, each of the equity interests in the Wired Companies owned by Ventures is free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option, equity or right to purchase of any kind except for restrictions on transfer imposed by applicable securities laws. Except as set forth in Schedule 2.2, the Wired Companies do no own any shares of capital stock or other securities of, or have an ownership interest in, any corporation, partnership, association or other entity.

  2.3 Capitalization of Ventures. The authorized capital stock of Ventures consists of: (a) 30,000,000 shares of Preferred Stock, par value $0.001 per share, of which 15,300,000 shares have been designated Series A Preferred Stock, 700,000 shares have been designated Series B Preferred Stock, 3,800,000 shares have been designated Series C Preferred Stock and 50,000 shares have been designated Series D Preferred Stock; and (b) 45,000,000 shares of Common Stock. As of the date of this Agreement, the shares of Ventures Capital Stock that are issued and outstanding consist of 15,199,794 shares of Ventures Series A Preferred Stock, 625,000 shares of Ventures Series B Preferred Stock, 3,762,760 shares of Ventures Series C Preferred Stock, no shares of Ventures Series D Preferred Stock and 96,223 shares of Ventures Common Stock. All of the issued and outstanding shares of Ventures Capital Stock are owned of record by the persons set forth on Schedule 2.3. Each issued and outstanding share of Ventures Capital Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except for warrants to purchase an aggregate of 50,000 shares of Ventures Series A Preferred Stock (the "Warrants") and options to purchase an aggregate of 2,297,430 shares of Ventures Common Stock (the "Options"), and except as set forth on Schedule 2.3, no subscriptions, options, warrants, calls or rights of any kind, directly or indirectly to purchase or otherwise acquire any shares of capital stock of any of the Wired Companies, and no securities directly or indirectly convertible into or exchangeable for any shares of capital stock of any of the Wired Companies are outstanding. The Options are held by present or former directors, officers and employees of and consultants to the Wired Companies, in the amounts and with the exercise prices and vesting schedules set forth on Schedule 2.3.

  2.4 Certificate of Incorporation and Bylaws. Copies of the certificate of incorporation and bylaws or other organizational documents of each of the Wired Companies have been made available to Purchaser, and each such copy is true, correct and complete.

  2.5 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Ventures pursuant to this Agreement, and the consummation of the transactions contemplated hereby, will not (A) conflict with or result in any violation of or default under any provision of the charter or bylaws of any of the Wired Companies, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under any note, bond security agreement, mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise or license, or give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any agreement or other instrument or obligation to which any of the Wired Companies is a party, or by which any of the Wired Companies or any of their properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of any of the Wired Companies pursuant to the terms of any such instrument or obligation, the result of which (either individually or in the aggregate) would have a Material Adverse Effect on Wired, or (C) violate or conflict with any law, judgment, order, decree, statute, law, ordinance, rule or regulation, writ injunction, decree or other instrument of any Federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to any of the Wired Companies or by which any of their properties or assets may be bound, the result of which (either individually or in the aggregate) would have a Material Adverse Effect on Wired. Ventures has complied with all of its obligations under Section 1.5 of the Advance Agreement and Advance Magazine Publishers Inc. ("AMP") has waived any rights under Section 1.5 to purchase Ventures or Wired Digital, Inc.

  2.5 Governmental Authorizations and Consents. Except as set forth on Schedule 2.6, no material consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, agency, bureau or commission, or any third party, are required to be obtained or made by any of the Wired Companies in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the Merger, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the approval of Ventures' stockholders in accordance with applicable law, (c) filing the Certificate of Merger under the DGCL and (d) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Wired.

  2.7 No Violations. None of the Wired Companies is in violation of any term of its certificate of incorporation or bylaws or other charter documents or any note, bond, security agreement, mortgage, indenture, instrument or agreement relating to indebtedness for borrowed money or of any judgment, decree or order which names such entity, or of any term of any other instrument, contract or agreement, which violation either individually or when aggregated with all other such violations, would have a Material Adverse Effect on Wired. None of the Wired Companies is in violation of any law, ordinance, rule or governmental regulation applicable to it or any of its properties or of any judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, which violation either individually or when aggregated with all other such violations would have a Material Adverse Effect on Wired.

  2.8 Financial Statements. Ventures has delivered to Purchaser (a) the consolidated balance sheets of Ventures as of December 31, 1997, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, accompanied in each case by the opinion thereon of KPMG Peat Marwick LLP, independent public accountants, and (b) the unaudited consolidated balance sheet of Ventures (the "Unaudited Balance Sheet") as of August 31, 1998 (the "Balance Sheet Date") and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the eight months then ended (such financial statements, including the notes thereto, hereinafter being referred to as the "Financial Statements"). The Financial Statements are attached hereto as Schedule 2.8. All of the Financial Statements have been prepared from the books and records of Ventures and have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of Ventures as of the dates thereof and the consolidated results of its operations for the periods then ended, except that the unaudited financial statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all the footnote disclosures required by GAAP consistently applied. None of the Wired Companies has any debts, obligations, guaranties of the obligations of others or liabilities of the type required to be disclosed in a balance sheet prepared in accordance with GAAP or the notes thereto, except for (a) debts, obligations, guaranties and liabilities reflected or reserved against in the Unaudited Balance Sheet, (b) debts, obligations, guaranties and liabilities referred to in this Agreement or any of the Schedules hereto or in any of the documents or other materials identified in the Schedules hereto (excluding obligations or liabilities arising from the breach or violation of the documents or other materials identified in the Schedules, unless such obligations or liabilities are specifically identified in the Schedules), (c) debts, obligations, guaranties and liabilities incurred or entered into in the ordinary course of business after the Balance Sheet Date, and (d) debts, obligations and liabilities directly or indirectly relating to this Agreement and the other agreements and instruments being executed and delivered in connection herewith and the transactions referred to herein and therein (including obligations to pay legal, accounting and investment banker fees and other amounts in connection therewith).

  2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 and except for (a) any transfers, borrowings, dividends or guaranties between the Wired Companies that were made, paid or incurred in the ordinary course of business, (b) transactions and other matters contemplated by this Agreement and any changes, indebtedness, agreements, encumbrances, damages, liabilities or obligations arising therefrom or relating thereto, and (c) matters disclosed in the Financial Statements, since the Balance Sheet Date, none of the Wired Companies has:

    (a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock;

    (b) issued or sold any shares of its capital stock of any class or any subscriptions, options, warrants, calls or other rights to purchase directly or indirectly any such shares or any securities directly or indirectly convertible into or exchangeable for such shares (except for sales of Ventures Capital Stock upon exercise of Warrants and Options or conversion of convertible securities outstanding on the Balance Sheet
  Date);

    (c) incurred any indebtedness for money borrowed by any of the Wired Companies or issued or sold any debt securities;

    (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible;

    (e) acquired or disposed of any material assets or properties except in the ordinary course of business and consistent with past practice, or canceled or compromised any debts or knowingly waived any claims or rights of a material nature;

    (f) granted to any officer, director or employee any increase in compensation, except in the ordinary course of its current personnel policies consistent with past practice or any bonus or service award or other like benefit, or instituted, increased, augmented or improved any Benefit Plan (as that term is hereinafter defined);

    (g) suffered any damage, destruction or loss (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect on Wired;

    (h) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except for fair equivalent value or in the ordinary course of business and consistent with past practice;

    (i) experienced any Material Adverse Effect on Wired;

    (j) made any change in any accounting principle or practice or in its methods of applying any such principle or practice; or

    (k) entered into any agreement to do any of the foregoing.

  2.10 Title to Assets. Except as set forth in Schedule 2.10, each of the Wired Companies has good title to all personal property, tangible or intangible, which it purports to own, including the tangible assets reflected on the Unaudited Balance Sheet, other than (a) assets disposed of after the Balance Sheet Date in the ordinary course of business, and (b) other assets disposed of after the Balance Sheet Date and referred to in the Financial Statements. Except as set forth in Schedule 2.10, all personal property, tangible or intangible, owned by the Wired Companies is owned free and clear of all liens, mortgages, pledges, charges, security interests or encumbrances except for (a) liens for current taxes not yet due and payable, and (b) purchase money security interest and common law liens, in each case for goods purchased in the ordinary course of business, and (c) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use of, the property subject thereto or affected thereby. None of the Wired Companies owns any real property or any interest in real property, except for the leasehold interests created under the leases referred to in Schedule 2.15 hereto.

  2.11 Intellectual Property.

    (a) Except as set forth on Schedule 2.11(a), the Wired Companies own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and Internet domain names, and any applications therefor, technology, know-how, computer software programs and applications, and tangible and intangible proprietary information or material that are used in the business of the Wired Companies as currently conducted in all material respects (the "Intellectual Property Rights"), free and clear of all liens, claims and encumbrances. The Intellectual Property Rights are sufficient to carry on the business of the Wired Companies as presently conducted in all material respects.

    (b) Schedule 2.11(b) sets forth a list of patents, registered and material unregistered trademarks, trade names and service marks, Internet domain names, and any pending applications therefor, included in the Intellectual Property Rights and specifies, where applicable, the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

    (c) The present business activities or products of the Wired Companies do not infringe any intellectual property rights of others, except where such infringement would not have a Material Adverse Effect on Wired. Except as set forth on Schedule 2.11, no material claims with respect to the Intellectual Property Rights have been asserted and are pending against any of the Wired Companies as of the date of this Agreement (1) to the effect that the sale, licensing or use of any of the products of any of the Wired Companies infringes any other party's valid copyright, trademark, service mark, trade secret or other intellectual property right, (2) against the use by any of the Wired Companies of any material trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs or applications used in the Wired Companies' business as currently conducted, or (3) challenging the ownership by any of the Wired Companies, of any of the Intellectual Property Rights owned by the Wired Companies.

    (d) The Wired Companies have the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its products or their business as presently conducted where the absence of such right would have a Material Adverse Effect on Wired. The Wired Companies have taken commercially reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information. All employees and consultants of the Wired Companies involved in the design, review, evaluation or development of proprietary products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements substantially in the form provided to Purchaser or otherwise sufficient to give the Wired Companies the legal right to protect the confidentiality of the Wired Companies' trade secrets and other confidential information and to assign the interests of such employees or consultants in Intellectual Property Rights to the Wired Companies.

  2.12 Benefit Plans.

  (a) Except as set forth on Schedule 2.12, none of the Wired Companies maintains, is a party to, contributes to or is obligated to contribute to, or has liability or contingent liability for, any of the following (whether or not set forth in a written document):

    (1) Any employee benefit plan, employee pension benefit plan, employee welfare benefit plan, or multiemployer plan, all as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether or not a plan is exempt from some or all of the otherwise applicable requirements of ERISA; or

    (2) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, debenture, supplemental pension, profit sharing, royalty pool, severance or termination pay, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar plan, program, agreement, policy, commitment, arrangement or benefit currently in effect which is applicable to any present or former employee or his or her survivors (whether or not published or generally known).

  (b) As to each plan, program, agreement, policy, commitment, arrangement or benefit listed on Schedule 2.12 (each, a "Benefit Plan"), Ventures has furnished to Purchaser complete, accurate and current copies of the text (including amendments) of the Benefit Plan if previously reduced to writing or has provided in Schedule 2.12 a description of all material elements of the Benefit Plan if not previously reduced to writing. With respect to each employee benefit plan (as defined in section 3(3) of ERISA) listed on Schedule 2.12, Ventures has made available to Purchaser the following:

    (1) Where applicable, the most recent summary plan description, as described in section 102 of ERISA;

    (2) Any summary of material modifications which has been distributed to participants or filed with the U.S. Department of Labor but which has not been incorporated in an updated summary plan description furnished under paragraph (1) above;

    (3) The annual reports, as described in section 103 of ERISA, for the most recent three plan years for which an annual report has been prepared (including any schedules), and any financial statements and opinions required by Section 103(a)(3) of ERISA;

    (4) Where applicable, the actuarial reports for the most recent three reporting periods for which such a report has been prepared;

    (5) Any trust agreement, investment management agreement, contract with an insurance company or service provider, administration agreement or other contract, agreement or insurance policy; and

    (6) Where applicable, the most recent determination letter issued by the Internal Revenue Service ("IRS").

  (c) With respect to each Benefit Plan:

    (1) All of the currently applicable requirements of ERISA and regulations thereunder have been fully and timely complied with in all material respects and each Benefit Plan has been administered in material respects in accordance with its terms;

    (2) There is no act or omission of any of the Wired Companies, or any other person or entity, which would constitute a material violation of or material prohibited act (for which an exemption is not available) under any applicable section of ERISA or the Code, or regulations under either, and no amendment to such Benefit Plan is precluded by any waiver, extension or prior amendment described in Section 412(f)(1) of the Code;

    (3) All contributions, premiums or other payments due from any of the Wired Companies to (or under) a Benefit Plan for all periods prior to the date of this Agreement have been fully paid or adequately provided for on the books of the Wired Companies and all accruals have been made in accordance with generally accepted accounting principles;

    (4) The provisions of each Benefit Plan intended to meet the requirements of Section 401(a) of the Code meet such requirements; a favorable determination letter covering the provisions of the Tax Reform Act of 1986 has been issued by the Internal Revenue Service (the "IRS") with respect to each plan and trust; and nothing has occurred since the date of such determination letter that would adversely affect the qualification of such plan;

    (5) None of the Benefit Plans nor any fiduciary thereof has been the subject of an order or investigation or examination by a governmental agency and there are no matters pending before the IRS, the Department of Labor, or any other governmental agency pertaining to these Benefit Plans.

  (d) The Wired Companies have not maintained or contributed to or in any way directly or indirectly have any liability (whether contingent or otherwise) with respect to any Benefit Plan subject to Title IV of ERISA; except as indicated on Schedule 2.12, the Wired Companies have no obligation to provide medical or other benefits to employees or former employees of the Wired Companies or their survivors, dependents and beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 or applicable state medical benefits continuation statues.

  (e) Schedule 2.12(e) sets forth the names of all current employees of the Wired Companies (the "Employees") and such Employee's job title, such Employee's current salary, the amount of any bonuses or other compensation paid since January 1, 1998 to such Employee, the date of employment of such Employee and the accrued vacation time of such Employee. Except as set forth in Schedule 2.12(e), there are no outstanding loans from any Wired Company to any officer, director, employee or consultant of any Wired Company.

  (f) None of the Benefit Plans is a "multiple employer welfare plan" (as defined in Section 3(40) of ERISA), or an employee benefit pension plan maintained by more than one employer (as described in Section 413(c) of the Code).

  (g) With respect to any Benefit Plan that is an employee welfare benefit plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to Ventures or the Surviving Corporation on or at any time after the Closing Date Time.

  (h) Except as set forth in Schedule 2.12(h), no employee of Ventures will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement, except to the extent required by operation of law in the event of a termination or partial termination of the Benefit Plan.

  (i) Except as set forth in Schedule 2.12(i), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, or director of Ventures or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 2.12(i), no such person is entitled to receive any additional payment from Ventures, the Surviving Corporation or any other person in the event that the excise tax of
Section 4999(a) of the Code is imposed on such person.

  (j) No person is entitled to receive a bonus or other compensation pursuant to the Wired Ventures, Inc. Employee Transaction Bonus Plan as a result of the consummation of the transactions contemplated by this Agreement.

  2.13 Litigation. Schedule 2.13 sets forth, as of the date hereof, each action, suit, proceeding or governmental investigation pending against any of the Wired Companies or their respective properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date and each action, suit, proceeding or governmental investigation known to Ventures as of the date hereof that is overtly threatened against any of the Wired Companies or other respective properties. Except as disclosed in Schedule 2.13, there are no actions, suits, proceedings or governmental investigations pending against any of the Wired Companies or their respective properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date, that have had or would reasonably be expected to have a Material Adverse Effect on Wired and, to Ventures' knowledge, no action, suit, proceeding or governmental investigation that would reasonably be expected to have a Material Adverse Effect on Wired is overtly threatened against any of the Wired Companies or their respective properties. None of the Wired Companies is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Wired. There are no threatened strikes or work stoppages by the employees of any of the Wired Companies and, to Ventures' knowledge, there are no pending union organizing efforts with respect to such employees. No action, suit, proceeding or governmental investigation is pending or, to Ventures' knowledge, overtly threatened against any of the Wired Companies that seeks to question, delay or prevent the consummation of the transactions contemplated hereby. Ventures has not received any Officer's Certificate (as such term is defined in Section 10.2(d) of the Advance Agreement).

  2.14 Taxes. Except as set forth in Schedule 2.14, with respect to Taxes (as defined below):

    (a) Each of the Wired Companies has filed or will file or cause to be filed (or extensions of the time for filing have been or will be duly filed), within the time prescribed by law, all returns, reports and other filings ("Returns") required to be filed under federal, state, local or any foreign laws by such company for all taxable periods ending on or prior to the Closing Date and such Returns have been, or will be when filed prior to the Closing Date, accurately and completely prepared in all material respects in compliance with all laws, rules and regulations;

    (b) Each of the Wired Companies has, within the time and in the manner prescribed by law, paid (and until the Closing will, within the time and in the manner prescribed by law, pay) all Taxes (as defined below) that are shown on Returns filed prior to the Closing to be due on or before the Closing Date;

    (c) Since the Balance Sheet Date, Ventures has established (and until the Closing Ventures will continue to maintain) on its books and records reserves that are adequate under GAAP for the payment of all Taxes not yet due and payable; at the Closing, such reserves as adjusted in accordance with past practice will be sufficient for the then unpaid Taxes of the Wired Companies attributable to periods prior to or ending on the Closing Date;

    (d) Ventures has not filed (and will not file prior to the Closing Date) any consent agreement under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign law) apply to any disposition of the subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Wired Companies;

    (e) No deficiency or adjustment for any Taxes has been proposed or asserted in writing, or assessed against any of the Wired Companies and no federal, state or local audits or other administrative proceedings or your proceedings are presently pending with regard to any Taxes, there are no matters under discussion with any governmental authority regarding claims for the assessment or collection of Taxes, and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by (or on behalf of ) any of the Wired Companies nor are any requests for such waiver or consent pending;

    (f) Ventures has not elected to be treated as an S Corporation pursuant to Section 1362(a) of the Code;

    (g) None of the Wired Companies is, or has at any time been a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code;

    (h) There is no agreement, plan or arrangement covering any employee or independent contractor or former employee or independent contractor of the Wired Companies that, considered individually or considered collectively with any other such agreement, plan or arrangement, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code;

    (i) None of the Wired Companies is or has ever been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement or arrangement and none of them has any liability for Taxes of any person (other than such Wired Company) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law);

    (j) Each of the Wired Companies has withheld amounts from its employees and other persons required to be withheld under the tax, social security, unemployment and other withholding provisions of all federal, state, local and foreign laws; and

    (k) For purposes of this Agreement, "Taxes" in the plural and "Tax" in the singular shall refer to all or any taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, value added, unitary, sales, use, ad valorem, transfer, franchise, profits, license, withholding, social security, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever, including the recapture of any tax items, (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by any of the Wired Companies.

  2.15 Contracts. Ventures has made available to Purchaser a copy or description of any outstanding written or oral (a) contract or arrangement for the employment of any person by any of the Wired Companies providing for cash compensation equal to or greater than $100,000 per annum, (b) collective bargaining agreement to which any of the Wired Companies is a party, (c) mortgage, indenture, credit facility, note or installment obligation or other instrument or contract for or relating to any borrowing of an amount in excess of $50,000 by any of the Wired Companies (other than intercompany borrowings between the Wired Companies), (d) guaranty of any loan obligation in excess of $50,000 by any of the Wired Companies (excluding any endorsement made in the ordinary course of business for collection), (e) agreement between any of the Wired Companies and any holder of 5% or more of the outstanding Ventures Capital Stock or any officer or director of any Wired Company, (f) lease or real or personal property under which any of the Wired Companies is lessor, except equipment leases entered into in the ordinary course of business, (g) lease of real property under which any of the Wired Companies is lessee involving annual rentals in excess of $50,000, (h) lease of personal property under which any of the Wired Companies is lessee and under which any such entity is obligated to make annual aggregate payments of more than $50,000, (i) agreement for the purchase by any of the Wired Companies of equipment involving outstanding commitments in excess of $50,000, (j) agreement materially limiting the freedom of any of the Wired Companies to compete in any line of business, with any person or other entity or in any geographical area, (k) other agreement, contract or obligation of any of the Wired Companies calling for or involving the payment by or to any Wired Company, potential payment by or to any Wired Company or accrued obligation by such company, form the date hereof through the earliest date such agreement, contract or obligation can be terminated unilaterally without material penalty by such company, of an amount in excess of $100,000, (1) any contract, arrangement or understanding not otherwise identified on the Disclosure Schedule and relating to the acquisition, issuance or transfer of any securities, (m) any material contract, arrangement or understanding having more than one year remaining on its term and relating to the acquisition, transfer, distribution, use, development, sharing or license of any Intellectual Property Rights, and (n) any outstanding offer, commitment or obligation to enter into any contract or arrangement of the nature described in subsections (a) through
(m) of this subsection 2.15. A list or description of each of the items described in the previous sentence ("Material Contracts") is set forth on
Schedule 2.15. Except as disclosed in Schedule 2.15, all of the Material Contracts are in full force and effect and, as to each Material Contract, there does not exist thereunder any material breach on the part of any of the Wired Companies, nor (to the best knowledge of the Wired Companies) is any other party in material breach of any Material Contract, and there does not exist any event, occurrence or condition, including the consummation of the transactions contemplated hereunder, which (after notice, passage of time, or both) would constitute a material breach thereunder on the part of any of the Wired Companies.

  2.16 Insurance. Schedule 2.16 contains a list of all material insurance policies maintained by or on behalf of or covering any of the Wired Companies (the "Policies"), together with, in respect of each such policy, the name of the insurer, the number of the policy, the annual policy premium payable therefor, the limits of coverage, the deductible amount (if any), the expiration date thereof and each pending claim thereunder. Ventures has made available to Purchaser copies of all current declaration sheets relating to the Policies. Except as noted on Schedule 2.16, as of the date hereof, the Policies are in full force and effect, no notices of cancellation or nonrenewal have been received by any of the Wired Companies with respect thereto, and all premiums due thereon have been paid.

  (a) To Ventures' knowledge, during the period of time that the Wired Companies have leased or owned their respective properties, none of the Wired Companies used, generated, manufactured, installed, released, discharged, stored or disposed of any "Hazardous Materials," as defined below, on, under, in or about the site of such properties. The term "Hazardous Materials" shall mean any substance, material or waste which is regulated by any local government authority, the State of California, or the United States Government, including, without limitation, any material or substance that is (1) defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of California or any other applicable law, (2) petroleum, (3) asbestos, (4) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251 et seq. (33 U.S.C. (S) 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. (S) 1317), (5) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq. (42 U.S.C. (S) 6903), or (6) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. (42 U.S.C. (S) 9601).

  (b) The conduct of the Wired Companies' business complies in all material respects with all applicable Federal, state and local laws, ordinances and regulations pertaining to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and the rules, regulations and ordinances of the city and county in which their business is located, the Environmental Protection Agency and all other applicable Federal, state, regional and local agencies and bureaus.

  (c) To Ventures' knowledge, none of the Wired Companies (1) has ever sent a Hazardous Material to a site that, pursuant to any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, (A) has been placed on the "National Priorities List" of hazardous waste sites, the "CERCLIS" list, or any similar state list, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action, as defined in any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, or to pay for the costs of cleaning up the site, (2) is not in compliance in all material respects with all applicable Federal, state or local laws, ordinances and regulations pertaining to environmental matters in all of its activities and operations, (3) is involved in any suit or proceeding or has received any notice or request for information from any governmental agency or authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any applicable Federal, state or local law, ordinance and regulation pertaining to environmental matters, or has received notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material, or (4) has failed to timely file any report required to be filed, failed to acquire all necessary certificates, approvals and permits or failed to generate and maintain all required data, documentation and records under all applicable Federal, state or local laws, ordinances and regulations pertaining to environmental matter.

  2.18 Brokers. No agent, broker, person or firm acting on behalf of Ventures or its stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from and person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Lazard Freres LLC, whose fees and expenses will be paid as provided in Section 12.4. A copy of the Lazard Freres LLC, engagement letter setting forth such fees and expenses has been made available to Purchaser.

  2.19 Statements; Proxy Statement/Prospectus. The information supplied by Ventures for inclusion in the Form S-4 Registration Statement (as defined in Section 3.7) shall not, at the time the Form S-4 Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Ventures for inclusion in the proxy statement/prospectus or information statement/prospectus to be sent to stockholders of Ventures in connection with a meeting of Ventures' stockholders (or, alternatively, the solicitation of written consents in lieu of a meeting) to approve and adopt this Agreement and approve the Merger (such proxy statement/prospectus or information statement/prospectus as amended or supplemented being referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Ventures stockholders or at the time of the meeting of stockholders (or, alternatively, on the date the necessary written consent under applicable law has been obtained) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Ventures makes no representation or warranty with respect to any information provided by Purchaser or Acquisition Sub that is contained in any of the foregoing documents.

  2.20 Governmental Permits. The Wired Companies have in force, and are in compliance with, in all material respects, all material governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of their business as presently conducted and where the absence of such compliance would have a Material Adverse Effect on Wired, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby.

  2.21 Major Customers. Schedule 2.21 sets forth a complete and correct list of the ten largest customers of the Wired Companies, in terms of revenue recognized in respect of such customers during the fiscal year ended December 31, 1997 and the six months ended June 30, 1998, showing the amount of revenue recognized for each such customer during such period. Except as set forth on
Schedule 2.21, as of the date hereof, to the knowledge of the Wired Companies, none of the Wired Companies has received any written notice or other written communication from any of the customers listed as customers for the six (6) months ended June 30,

1998 in Schedule 2.21 hereto terminating or reducing in any material respect, or setting forth an intention to terminate or reduce in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer and the Wired Companies.

  2.22 Traffic. Schedule 2.22 attached hereto sets forth certain statistics regarding Ventures' business which are true and correct in all material respects as of the dates stated in such Schedule. Without limiting the materiality of any other representations, warranties and covenants of Ventures contained herein, Ventures specifically acknowledges that the accuracy in all material respects of this representation is material to the Purchaser's decision to enter into the transactions contemplated by this Agreement and to pay the Merger Consideration.

  2.23 Accounts Receivable. All accounts receivable of the Wired Companies (a) arose from bona fide transactions in the ordinary course of business and consistent with past practice, (b) except as set forth on Schedule 2.23, are owned by the Wired Companies free and clear of any claim, security interest, lien or other encumbrance and (c) with respect to accounts receivable owned by the Wired Companies as of the Balance Sheet Date, are accurately and fairly reflected on the Balance Sheet, or, with respect to accounts receivable of the Wired Companies created after the Balance Sheet Date, are accurately and fairly reflected in the books and records of the Wired Companies. The reserves for bad debts reflected on the Balance Sheet and in the balance sheet included in the Financial Statements are reasonable and were calculated in accordance with generally accepted accounting principles consistent with past practice.

  2.24 Bank Accounts; Powers of Attorney. Schedule 2.24 sets forth a complete and correct list showing:

    (i) all bank accounts of the Wired Companies, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and

    (ii) the names of all persons holding powers of attorney from the Wired Companies and a summary statement of the terms thereof.

  2.25 Minute Books, Etc. The minute books, stock certificate book and stock ledger of the Wired Companies are complete and correct in all material respects. The minute books of the Wired Companies contain accurate and complete records of all formal actions taken at meetings or by written consent of the Board of Directors and stockholders of the Wired Companies and accurately reflect all formal corporate actions of the Wired Companies which are required by law to be passed upon by the Board of Directors or stockholders of the WIred Companies.

  2.26 Company Action. The Board of Directors of Ventures, by unanimous written consent or at a meeting duly called and held, has (a) determined that the Merger is fair and in the best interests of Ventures and its stockholders, (b) approved the Merger and this Agreement in accordance with the provisions of the DGCL and any applicable California law, and (c) directed that this Agreement and the Merger be submitted to Ventures' stockholders for their approval and resolved to recommend that Ventures' stockholders vote favor of the approval of this Agreement and the Merger.

  2.27 Disclosure. No representation or warranty by any of the Wired Companies contained in this Agreement, when considered together with the statements contained in the Disclosure Schedule and any certificates or other documents or instruments delivered or to be delivered by the Wired Companies pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                              AND ACQUISITION SUB
  Purchaser and Acquisition Sub jointly and severally represent and warrant to Ventures as follows:

  3.1 Organization and Standing of Purchaser. Each of Purchaser and Acquisition sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder.

  3.2 Charter and Bylaws. Purchaser has delivered or made available to Ventures a true and correct copy of the charter and Bylaws of Purchaser and Acquisition Sub, each as amended to date, and each such instrument is in full force and effect. Neither Purchaser nor Acquisition Sub is in violation of any of the provisions of its charter or Bylaws.

  3.3 Capitalization of Purchaser. The authorized capital stock of Purchaser consists of: (a) 5,000,000 shares of Preferred Stock, par value .01 per share; and (b) 100,000,000 shares of Purchaser Common Stock. As of August 31, 1998, the shares of Purchaser's capital stock that are issued and outstanding consist of 42,847,741 shares of Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock has been duly authorized and validly issued and is fully paid and nonassessable. The Purchaser Common Stock to be issued in the Merger, when issued by Purchaser pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

  3.4 Authorization. Each of Purchaser and Acquisition Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Purchaser and Acquisition Sub. This Agreement and all other documents and instruments executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Purchaser or Acquisition Sub.

  3.5 Enforceability. This Agreement and all other agreements executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement constitute, or will constitute, the valid and legally binding obligations of Purchaser and Acquisition Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement moratorium or similar laws relating to or affecting the rights of creditors generally.

  3.6 Compliance with Other Instruments and Laws. The execution and delivery of this Agreement and all other documents and instruments executed or to be executed by Purchaser or Acquisition Sub pursuant to this Agreement, and the consummation of the transactions contemplated hereby, will not (A) conflict with or result in any violation of or default under any provision of the charter or bylaws of Purchaser or Acquisition Sub, (B) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under any note, bond, security agreement, mortgage, indenture, trust, lease, partnership or other agreement or other instrument, permit, concession, grant, franchise or license, or give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any agreement or other instrument or obligation to which Purchaser or Acquisition Sub is a party, or by which Purchaser or Acquisition Sub or any of their properties or assets may be bound, or result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of Purchaser or Acquisition Sub pursuant to the terms of any such instrument or obligation, the result of which (either individually or in the aggregate) would have a material adverse effect on the business, operations, financial condition or results of operations of Purchaser and its subsidiaries, taken as a whole (a "Material Adverse Effect on Purchaser"), or (C) violate or conflict with any law, judgment, order, decree, statute, law, ordinance, rule or regulation, writ injunction, decree or other instrument of any Federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to Purchaser or Acquisition Sub or by which any of their properties or assets may be bound the result of which (either individually or in the aggregate) would have a Material Adverse Effect on Purchaser.

  3.7 Government Authorizations and Consents. No material consents, licenses, approvals or authorizations of, or registrations or declarations with, any governmental authority, bureau, agency or commission, or any third party, are required to be obtained or made by Purchaser or Acquisition Sub in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the Merger, other than (a) a filing with the Federal Trade Commission and the Department of Justice under the HSR Act, (b) the filing of a Form S-4 Registration Statement covering the issuance of the Purchaser Common Stock issuable pursuant to Section 1.6 (a) (the "Form S-4 Registration Statement") with, and the declaration of the effectiveness of the Form S-4 Registration Statement by, the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act, the filing of the Certificate of Merger in accordance with the DGCL (d) other consents, licenses, approvals, authorizations, registrations or declarations, where the failure to obtain such would not have a Material Adverse Effect on Purchaser.

  3.8 Litigation. There are no actions, suits, proceedings or governmental investigations pending against Purchaser or Acquisition Sub or their respective properties, at law or in equity or before any court, governmental department, commission, board, agency, authority or instrumentality, domestic or foreign, or that have been settled, dismissed or resolved on or since the Balance Sheet Date, that have had or would reasonably be expected to have a Material Adverse Effect on Purchaser and, to Purchaser's knowledge, no action, suit, proceeding or governmental investigation that would reasonably be expected to have a Material Adverse Effect on Purchaser has been overtly threatened against Purchaser or Acquisition Sub or their respective properties. Neither Purchaser nor Acquisition Sub is subject to any judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Purchaser. There are no threatened strikes or work stoppages by the employees or Purchaser or Acquisition Sub and, to Purchaser's knowledge, there are no pending union organizing efforts with respect to such employees. No action, suit, proceeding or governmental investigation is pending or, to Purchaser's knowledge, overtly threatened against Purchaser or Acquisition Sub that seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

  3.9 Brokers. No agent, broker, person or firm acting on behalf of Purchaser, Acquisition Sub or their respective stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from and person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Hambrecht & Quist LLC, whose fees and expenses will be paid by the Purchaser.

  3.10 Public Filings.

  (a) Purchaser has filed all forms, reports and documents required to be filed by Purchaser with the SEC since July 31, 1997 and has made available to Purchaser such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Purchaser may file subsequent to the date of this Agreement) are referred to herein as the "SEC Reports." As of their respective dates, the SEC Reports (1) were prepared in accordance with, and in compliance with, the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (2) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in ease case, any related notes thereto) contained in the SEC Reports (the "Purchaser Financials"), including any SEC Reports filed after the date hereof until the Closing, (1) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (2) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (3) present fairly in all material respects the consolidated financial position of Purchaser as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended, except that the unaudited financial statements were prepared on an interim basis, are subject to normal year-end adjustments and do not contain all the footnote disclosures required by GAAP.

  3.11 Statements; Proxy Statement/Prospectus.

  The information supplied by Purchaser for inclusion in or incorporation by reference the Form S-4 Registration Statement shall not at the time the Form S-4 Registration Statement at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Ventures stockholders or at the time of the meeting of stockholders (or, alternatively, on the date the necessary written consent under applicable law has been obtained) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Purchaser nor Acquisition Sub makes any representation or warranty with respect to any information provided by Ventures that is contained in any of the foregoing documents.

  3.12 Ownership of Ventures Stock. Purchaser does not own, beneficially or of record, any shares of Ventures Capital Stock.

  3.13 Material Adverse Effect. Since July 31, 1998, Purchaser has not experienced any Material Adverse Effect on Purchaser.

                                   ARTICLE 4

                             COVENANTS OF VENTURES

  4.1 Conduct of Business. Between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or referred to in the Disclosure Schedule, and except as may be necessary to carry out the transactions contemplated by this Agreement or to comply with the terms of the contracts referred to in this Agreement or the Disclosure Schedule, Ventures will carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, and perform all other obligations when due and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact its present business organization, maintain its existing insurance policies, keep available the services of its officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Purchaser acknowledges that the transactions contemplated by this Agreement and attendant publicity may adversely affect Ventures' ability to preserve intact its business and relationships and to keep available the services of employees. Except as expressly contemplated by this Agreement, none of the Wired Companies shall, without Purchaser's prior written consent:

    (a) amend its charter documents or by-laws;

    (b) enter into any agreement to dissolve, merge, consolidate or, except in the ordinary course of business, sell any material assets of the Wired Companies, or acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $50,000 in the aggregate;

    (c) enter into any material transaction;

    (d) declare or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Ventures Capital Stock or split, combine or reclassify any Ventures Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Ventures Capital Stock;

    (e) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Ventures Capital Stock, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to agreements in effect as of the date hereof;

    (f) issue or sell, or authorize the issuance or sale of, any shares of Ventures Capital Stock or any securities convertible into or exercisable for Ventures Capital Stock other than (1) shares of Ventures Common Stock pursuant to the exercise of Options outstanding on the date hereof, (2) shares of Ventures Series A Preferred Stock pursuant to the exercise of Warrants outstanding on the date hereof and (3) certain options to be granted prior to the Closing Date as described on Schedule 2.3;

    (g) conduct its business in a manner that departs materially from the manner in which such business was being conducted prior to the date of this Agreement;

    (h) make any capital expenditures in excess of $25,000 per month in the aggregate;

    (i) adopt or amend any Benefit Plan for the benefit of employees or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its employees (except for salary increases consistent with past practice in connection with annual performance evaluations and increases pursuant to existing contractual obligations which have been disclosed to Purchaser on
  Schedule 2.12), hire any employee or consultant, or accelerate, amend or change the period of exercisability, the exercise price, or the vesting schedule of options or restricted stock granted under any stock option plan or agreements except as specifically required by the terms of such plans or agreements, or enter into any agreement to do any of the foregoing;

    (j) amend or terminate any material contract, agreement or license to which it is a party, except in the ordinary course of business;

    (k) enter into any inbound content licensing agreement providing exclusivity to the licensor or any outbound content license or distribution agreement providing exclusivity to the licensee or any other agreement in which the obligation of Ventures or any Wired Company exceeds $50,000 or any other agreement which shall not terminate or be subject to termination for convenience (without penalty or premium) within 180 days following execution;

    (l) enter into or terminate any lease of, or purchase or sell, any real property, or enter into any leases of personal property involving individually in excess of $25,000 annually or in the aggregate in excess of $100,000 annually;

    (m) accelerate receivables or delay payables inconsistent with practices followed in the operation of the business of Wired Digital, Inc. during the three months ended August 31, 1998 (after giving effect to the working capital adjustments upon which Purchaser and Ventures agreed in arriving at the working capital amount set forth in Section 1.5(b)(18) above); or

    (n) agree or commit to do any of the foregoing.

  In addition, Ventures will promptly advise Purchaser of the commencement of, or overt threat of (to the extent that such threat comes to the knowledge of the Wired Companies), any claim, action, suit, proceeding or investigation against, relating to or involving the Wired Companies or any of their directions, officers or employees, in connection with their businesses or the transactions contemplated hereby that would reasonably be expected to have a Material Adverse Effect.

  4.2 Access. Between the date of this Agreement and the Closing Date, and subject to the provisions of the Non-Disclosure Agreement between Ventures and Purchaser dated June 24, 1998 (the "Non-Disclosure Agreement"), Ventures shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records, contracts and officers of Ventures for the purpose of enabling Purchaser to further familiarize itself, at Purchaser's sole expense, with the business, operations and legal affairs of Ventures.

  4.3 No-Shop Provision. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Wired Companies will not, and will instruct their respective officers, directors, employees, agents, representatives and affiliates not to, directly or indirectly (a) solicit or knowingly encourage submission of any Acquisition Proposal (as defined below) by any person, entity or group (other than Purchaser) or (b) participate in any discussions or negotiations with, or disclose any non-public information concerning Ventures or any of its subsidiaries to, any person, entity or group (other than Purchaser) in connection with any Acquisition Proposal with respect to Ventures or any material subsidiary. For the purposes of this Agreement, "Acquisition Proposal" means any proposal or offer for any merger, consolidation, sale of substantial assets, equity or debt financing, disposition of all or any substantial portion of the Intellectual Property Rights or similar transactions involving Ventures or any of its material subsidiaries (other than sales of assets in the ordinary course of business or as permitted by the terms of this Agreement). Upon execution of this Agreement, Ventures will immediately cease any and all existing activities, discussion or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. In the event Ventures receives any Acquisition Proposal after the date of this Agreement, it will as promptly as practicable thereafter notify Purchaser of the existence and all material terms of such Acquisition Proposal.

  4.4 Meeting of Stockholders. Promptly after the date hereof, Ventures will take all action necessary in accordance with the DGCL, other applicable law, Ventures' Certificate of Incorporation and Ventures' Bylaws to convene and hold a meeting of stockholders (or, alternatively, solicit the written consent of the requisite number of stockholders in lieu of a meeting) as promptly as practicable, and in any event within 30 days after the date on which Purchaser makes available sufficient quantities of the final Prospectus/Proxy Statement included in the Form S-4 Registration Statement, for the purpose of approving and adopting this Agreement and approving the Merger. In soliciting such proxies or written consents, the Board of Directors of Ventures will recommend to the stockholders of Ventures that they approve this Agreement and the Merger and shall use best efforts to obtain the approval of the stockholders of Ventures entitled to vote on or consent to this Agreement and the Merger in accordance with the DGCL, other applicable law, and Ventures' Certificate of Incorporation and By-laws.

  4.5 Consent of Ventures' Stockholders to Certain Payments. Ventures will use commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the requisite approval of its stockholders with respect to any payments identified on Schedule 2.12(i) made or to be made to persons who are to be employed by any of the Wired Companies as of the Effective Time.

                                   ARTICLE 5

                   COVENANTS OF PURCHASER AND ACQUISITION SUB

  5.1 Confidentiality. Purchaser and Acquisition Sub shall hold in strict confidence, and shall cause each of their respective stockholders, affiliates, directors, officers, employees, agents, attorneys, accountants and representatives and those of their respective affiliates ("Associates") to hold in strict confidence, all documents and information obtained with respect to the Wired Companies. Purchaser shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other person or entity, and Purchaser shall comply in all respects with the provisions of the Non-Disclosure Agreement.

Without limiting the generality of the foregoing, and except as required by law or pursuant to valid legal process, (a) neither Purchaser nor Acquisition Sub shall disclose to any person, or permit any of its Associates to disclose to any person or entity, the existence of this Agreement or any of the terms or provisions hereof and (b) neither Purchaser nor Acquisition Sub shall contact any customers or employees of any of the Wired Companies without the prior consent of an officer of Ventures.

  5.2 Investigation. In conducting its review of the business, operations and legal affairs of Ventures, neither Purchaser nor Acquisition Sub shall interfere in any manner with the business of operations of the Wired Companies or with the performance of any of their employees.

  5.3 Employees. Purchaser will offer each Employee who is employed by any of the Wired Companies on the Closing Date employment after the Closing Date as an employee at will and will provide such Employee with benefit plans which in the aggregate are no less favorable to such Employee that those provided from time to time by Purchaser to similarly situated employees. Purchaser's offer of employment to each of the persons named on Schedule 5.3 will include the grant of a standard Purchaser stock option covering a number of shares of Purchaser Common Stock no less than the number of shares of Ventures Common Stock set forth opposite such employee's name on Schedule 5.3, appropriately adjusted to reflect the exchange ratio of shares of Purchaser Common Stock for shares of Ventures Common Stock pursuant to this Agreement.

5.4 Indemnification. Purchaser will cause each of the Wired Companies to ensure the following;

    (a) The respective certificates of incorporation, by-laws and other governing documents of each of the Wired Companies shall contain the provisions with respect to indemnification set forth in the respective certificates of incorporation, by-laws and other governing documents of the Wired Companies on the date of this Agreement, which provisions shall not, for a period of six years from the Closing Date, be amended, repealed or otherwise modified in any manner that would adversely affect the rights therender of individuals who at or prior to the Closing Date were directors, officers, employees or agents of the Wired Companies, unless such modification is required by law.

    (b) From and after the Closing Date, each of the Wired Companies shall honor all of the indemnity agreements entered into prior to the date of this Agreement by the Wired Companies with their respective directors and officers, all of which are listed on Schedule 2.15, whether or not such persons continue in their positions with the Wired Companies following the Closing Date.

    (c) The provisions of Sections 5.3 and 5.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Employee and by each director and officer of the Wired Companies described in this Section 5.4 and his or her heirs, representatives and assigns.

  5.5 Stock Options.

    (a) At the Effective Time, each outstanding Option, whether or not exercisable, will be assumed by Purchaser. Each Option so assumed by Purchaser under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in Ventures' 1996 Equity Incentive Plan immediately prior to the Effective Time and the stock option agreement by which it is evidenced, except that (1) each Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole sales of Purchaser Common Stock (including Escrow Shares, if applicable) into which the shares of Ventures Common Stock subject to such option would have been converted pursuant to Section 1.6A(a), 1.6B(a) or 1.6C(a), whichever is applicable, if such option had been exercised in its entirety immediately prior to the Effective Time, rounded down to the nearest whole share of Purchaser Common Stock, and (2) the per share exercise price for the shares of Purchaser Common Stock issuable upon exercise of such Option will be equal to the quotient determined by dividing (A) the aggregate exercise price of such option, less any cash in lieu of a fractional share to which the holder of the Option would have been entitled had such Option been exercised immediately prior to the Effective Time, by (B) the number of shares of Purchaser Common Stock issuable upon exercise of such Option pursuant to clause (1) above, and rounding the resulting exercise price up to the nearest whole cent. As soon as practicable following the Effective Time, Purchaser will issue to each holder of an Option a notice describing the foregoing assumption of such Option by Purchaser.

    (b) Purchaser will, within fifteen (15) business days after the Closing, file a registration statement on Form S-8 covering the shares of Purchaser Common Stock issuable upon exercise of the assumed Options and deliver prospectuses relating thereto to the holders thereof in accordance with the rules and regulations of the SEC.

  5.6 Nasdaq National Market. Purchaser shall cause appropriate notice to be filed with Nasdaq National Market with respect to the issuance of the Purchaser Common Stock in the Merger.

  5.7 Advance Agreement. Following the Closing Date, Purchaser shall take all such action as may be reasonably necessary (including, without limitation, using commercially reasonable efforts to amend the Advance Agreement), to irrevocably designate the Stockholder Representatives to act as agents and attorneys-in-fact on behalf of Ventures in connection with the Escrow Fund (as defined in the Adverse Agreement) established pursuant to the Advance Agreement, with sole power and full authority to do all acts and things with respect to such Escrow Fund that Ventures could otherwise do, including, without limitation, to give and receive notices and communications, to authorize delivery to Advance of cash from such Escrow Fund in satisfaction of claims by Advance, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, to demand arbitration, to comply with orders of courts and awards of arbitrators with respect to such claims, to appoint substitute Stockholder Representatives, and to take all such actions necessary or appropriate in the judgment of the Stockholder Representatives for the accomplishment of the foregoing; provided, however, that the assets subject to the authority of the Stockholder Representatives to enter into any such settlement or compromise shall be limited to the assets held in the Advance Escrow. All costs and expenses reasonably incurred by Purchaser in complying with its obligations under this Section 5.7 will be paid out of the Escrow Fund. Upon release of any funds from such Escrow fund from time to time, Ventures and the Stockholder Representatives shall promptly (but in no event later than two business days after receipt thereof) deliver all such funds to the Escrow Agent (as hereinafter defined). Ventures and the Stockholder Representatives shall take all such action as may be necessary to ensure the delivery of such funds to the former holders of Ventures Capital Stock, Options and Warrants in accordance with Schedule 5.7 hereto.

  5.8 Tax Refund Amount. Within 15 days following the receipt of any tax refund (including any offset to tax payments that would otherwise be required) applicable to any tax year of Purchaser or the Wired Companies following the Closing Date, Purchaser shall calculate the Tax Refund Amount with respect to such recently-ended tax year and shall pay such amount to the Escrow Agent for distribution to the former holders of Ventures Capital Stock, Options and Warrants as set forth in the Escrow Agreement. Purchaser shall prepare and file its post-Closing period tax returns and shall make its tax elections in a manner so as to maximize the dollar amount of any Tax Refund Amount and shall use its best efforts to take such other actions, including with respect to the manner in which Purchaser shall operate the Wired Companies and Purchaser following the Closing, as shall maximize the dollar amount of any Tax Refund Amount. Purchaser shall provide the Stockholder Representatives with copies of all tax returns filed on behalf of, or including the taxable results of, any of the Wired Companies with respect to the first three tax years of the Wired Companies following the Closing. Without limiting the materiality of any other representations, warranties and covenants of Purchaser contained herein, Purchaser specifically acknowledges that Purchaser's performance in all material respects of its obligations under this Section 5.8 is material to Ventures' decision to enter into the transactions contemplated by this Agreement.

                                   ARTICLE 6

                            COVENANTS OF ALL PARTIES

  6.1 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party will use all its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Ventures, Purchaser and Acquisition Sub each will execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

  6.2 Certain Filings. Ventures, Purchaser and Acquisition Sub shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, including without limitation filings under the HSR Act, and in seeking timely to obtain any such actions, consents, approvals or waivers.

  6.3 Public Announcements. The parties will not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby prior to or within three (3) business days after the Closing except as mutually agreed by Purchaser and Ventures, or except as may be required by law or applicable regulatory authority (including, without limitation, the rules applicable to Nasdaq National Market companies). Prior to the issuance of any such press release or public statement determined by Purchaser or Ventures to be required by law or applicable regulatory authority, the party making such determination shall use commercially reasonable efforts to consult with the other party regarding the appropriate contents of such press release or public statement.

  6.4 Tax Returns.

  (a) Ventures shall prepare and submit to Purchaser all returns or reports of each of the Wired Companies for Taxes for any taxable period that, under applicable law, ends with or prior to the Closing Date, and shall prepare and submit to Purchaser for its review and approval (which review and approval shall not be unreasonably withheld or delayed) not later than 30 days before the due date of such return or report (or extension thereof) all returns or reports of each of the Wired Companies for Taxes for any taxable period that, under applicable law, does not end on or prior to the Closing Date but that includes any portion of the Pre-Closing Tax Period (as defined below).

    (1) Any such return or report referred to in this Section 6.4 shall be prepared on a basis consistent with returns or reports prepared for prior taxable periods. If Purchaser reasonably determines that changes or supplements are required on any return or report described in this Section 6.4, the parties shall meet in an effort to agree on any such changes.

    (2) Purchaser and Ventures shall deliver to the Stockholder Representatives such information and data concerning the operations of each of the Wired Companies as they relate to any Taxes for the Pre-Closing Tax Period and make available such knowledgeable employees of each of the Wired Companies as the Stockholder Representatives may reasonably request, including providing the information and the data required by Ventures' customary tax and accounting questionnaires, in order to enable each of the Wired Companies to complete and file all forms and reports which it may be required to file with respect to its Pre-Closing Tax Period operations and business with respect to such operations, and otherwise to enable it to satisfy accounting, tax and other legitimate requirements.

  (b) Purchaser, Ventures and the Stockholder Representatives will furnish or cause to be furnished to each other as promptly as practicable such information (including access to books and records) and assistance relating to each of the Wired Companies as is reasonably requested for the filing of any return, determining a Tax liability or right to refund, the preparation for any audit or other proceeding, the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, and the enforcement of this Agreement, and shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving any of the Wired Companies. Such parties shall execute and deliver such powers of attorney and other documents as are reasonably requested to carry out the provisions and purposes of this Agreement.

  (c) Purchaser, Ventures and their respective successors and assigns will use commercially reasonable efforts to preserve and retain all books, records, returns, schedules, work papers, and other documents (including, without limitation, appraisals and other background information) relating to any returns, claims, audits or other proceedings that relate to Pre-Closing Tax Periods of the Wired Companies until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate or until the Final Determination (as defined below) of any payments which may be required with respect to such taxable periods, whichever period is longer. Purchaser, Ventures and The Stockholder Representatives and their successors shall make such documents available to each other's representatives upon reasonable notice for purposes specified in such notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such materials as they shall deem necessary.

  (d) Each of the parties hereto agrees to permit representatives of the other parties to meet with their employees (and the employees of their successors) on a mutually convenient basis in order to enable such representatives to obtain additional information and explanations of any document described in this
Section 6.4. The parties shall make available, or cause to be made available, to the representatives of the other parties sufficient work space and facilities to perform the activities described in this Section 6.4. Any information obtained pursuant to this Section 6.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims or refund or in conducting any audit or other proceeding.

  (e) The following terms, as used herein, have the following meaning:

    (1) "Final Determination" means the later to occur of: (a) a decision of the United States Tax Court, or a judgment, decree or other order by another court of competent jurisdiction, which has become final and unappealable; (b) a closing agreement under Code Section 7121; and (c) any other final disposition by reason of an agreement between the affected party or parties and the appropriate tax authority, the expiration of the application statute of limitations, or otherwise.

    (2) "Pre-Closing Tax Period" means any period ending with, on or prior to the Closing Date with respect to which any of the Wired Companies is required to report and/or pay any Tax.

  6.5 Proxy Statement and Registration Statements.

  (a) As promptly as practicable following the execution of this Agreement, Purchaser and Ventures will prepare the Proxy Statement and will prepare and file with the SEC the Form S-4 Registration Statement. Each of Ventures and Purchaser will respond to any comments of the SEC and will use its respective reasonable best efforts to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable following such filing. Ventures will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Ventures stockholders at the earliest practicable time following the time the Form S-4 Registration Statement is declared effective by the SEC.

  (b) As promptly as practicable after the date of this Agreement, each of Purchaser and Ventures will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Purchaser and Ventures will notify each other promptly upon the receipt of any comments from the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 Registration Statement, the Proxy Statement or any Other Filings. Each of Ventures and Purchaser will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.5 to comply in all material respects with all applicable requirements of law the rules and regulations promulgated thereunder.

  (c) Purchaser will cause each of the shares of Purchaser Common Stock issuable pursuant to Section 1.6A, 1.6B or 1.6C, whichever is applicable, to be listed for trading on the NNM at the Effective Time. Purchaser will cause each of the shares of Purchaser Common Stock issuable upon exercise of the Options to be listed for trading on the NNM on or prior to the effective date of the Form S-8 registration statement filed pursuant to Section 5.5(b).

  6.6 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code.

  6.7 Tax Representation Letters. At or prior to the filing of the Form S-4 Registration Statement with the SEC and, to the extent necessary, at the Closing, Purchaser and Ventures shall each execute and deliver to Hutchins, Wheeler & Dittmar and Cooley Godward LLP management tax representation letters in the form attached hereto as Exhibit B and Exhibit C, respectively. Each of Purchaser and Ventures shall use its reasonable efforts to cause Hutchins, Wheeler & Dittmar and Cooley Godward llp, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinion, each of such counsel shall be entitled to rely on the management tax representation letters.

  6.8 Marketing Program Funding. Purchaser and Ventures have agreed that, between the date of this Agreement and the Closing Date, Wired Digital, Inc. will carry out certain intensive marketing activities, including a television advertising campaign previously described to Purchaser, that are beyond the scope of its ordinary ongoing marketing programs. Ventures will obtain Purchaser's written approval for all expenditures in connection with such activities, and the aggregate amount of such approved expenditures (the "Marketing Program Funding Amount") shall be deemed to be Wired Cash at Closing as described in Section 1.5(b)(16). Production costs incurred prior to the date hereof are not included in the Marketing Program Funding Amount, and the cost (approximately $700,000) of television advertising during the week beginning Sunday, October 18, 1998 is included in the Marketing Program Funding Amount. Except with Purchaser's written approval, the cost of television advertising scheduled to air after the Closing Date will not be included in the Marketing Program Funding Amount.

                                   ARTICLE 7

       CONDITIONS TO OBLIGATIONS OF PURCHASER AND ACQUISITION SUB TO CLOSE

  The obligations of Purchaser and Acquisition Sub to effect the Merger and otherwise consummate the transactions that are to be consummated at the Closing are subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

  7.1 Accuracy of Representations and Warranties. The representations and warranties of Ventures set forth in Article 2 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to another date, in which such case such representation or warranty shall have been accurate as of such other date or (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

  7.2 Performance. Ventures shall have performed, in all material respects, all obligations required by this Agreement to be performed by Ventures on or before the Closing Date.

  7.3 Certificate. Purchaser shall have received from a duly a authorized officer of Ventures a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 7.1 and 7.2 have been met.

  7.4 Employment Agreements. Elizabeth Vanderslice, Richard D. Boyce, Joel Truher, June Cohen, Mary M. Moore and Barbara Kuhr shall have entered into employment agreements in the form attached hereto as Exhibit D, and Purchaser's Nondisclosure and Developments Agreement in the form attached hereto as Exhibit E.

  7.5 No Injunction. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser or Acquisition Sub that prohibits the Merger or that limits or restricts the conduct or operation of the business of the Wired Companies after the Merger.

  7.6 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

  7.7 Legal Opinion. Purchaser shall have received from Cooley Godward LLP, to counsel to Ventures, an opinion in substantially the form of Exhibit F attached hereto.

  7.8 Stockholder Approval. The Merger shall have been approved by the stockholders of Ventures in accordance with applicable law.

  7.9 Consents. All approvals, consents, waivers and authorizations required to be obtained by Ventures in connection with the Merger and the other transactions contemplated by this Agreement set forth on Schedule 7.9 shall have been obtained and shall be in full force and effect.

  7.10 Escrow Agreement. Purchaser shall have entered into the Escrow Agreement annexed as Exhibit G hereto (the "Escrow Agreement"), duly executed by the Stockholder Representatives, together with counterparts signed by the escrow agent named therein and blank stock powers executed by each of the holders with respect to such holder's portion of the Escrow Shares.

  7.11 Resignations. Purchaser shall have received resignations of all directors and officers of all subsidiaries of Ventures, effective as of the Effective Time.

  7.12 Appraisal Rights. The holders of those outstanding shares of Ventures Capital Stock representing the right to receive no more than 5% of the Merger Consideration shall have affirmatively demanded appraisal rights in respect of the Merger.

  7.13 Termination of Agreements. The agreements identified on Schedule 7.13 between Ventures and certain of its stockholders shall have been terminated, effective no later than the Effective Time.

  7.14 Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective under the Securities Act and shall not be subject to a stop order or any threatened stop order. All necessary state securities and blue sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained.

  7.15 Tax Opinion. Purchaser shall have received a written opinion from Hutchins, Wheeler & Dittmar in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and such opinion shall not have been withdrawn; provided, however, that if Hutchins, Wheeler & Dittmar does not render such opinion or withdraws or modifies such opinion to Purchaser, this condition shall nonetheless be deemed to be satisfied if counsel to Ventures renders such opinion to Purchaser. In rendering such tax opinion, counsel shall be entitled to rely on the management tax representation letters referred to in
Section 6.7.

  7.16 Quotation on Nasdaq National Market. The Purchaser Common Stock issuable in the Merger shall have been approved for quotation on the Nasdaq National Market upon official notice of issuance thereof.

  7.17 Consent of Ventures' Stockholders to Certain Payments. Ventures shall have either (a) obtained the requisite approval of its stockholders with respect to any payments identified on Schedule 2.12(i) made or to be made to persons who are to be employed by any of the Wired Companies as of the Effective Time (the "Recipients") or (b) made available to Purchaser and the Recipients, by amendment of this Agreement or otherwise, such arrangements (including the establishment of an additional cash escrow fund in an appropriate amount) as may be necessary to indemnify Purchaser and the Recipients fully against any after-tax cost to them (including the after-tax cost of any tax "gross-up" obligation of Ventures) of Ventures' failure to obtain such approval.

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                                   ARTICLE 8

                 CONDITIONS TO OBLIGATION OF VENTURES TO CLOSE

  The obligation of Ventures to effect the Merger and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Ventures):

  8.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser and Acquisition Sub set forth in Article 3 shall be accurate in all material respects as of the Closing, as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, in which such case such representation or warranty shall have been accurate in all material respects of such other or (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement.

  8.2 Performance. Purchaser and Acquisition Sub shall have performed, in all material respects, all obligations required by this Agreement to be performed by Purchaser and Acquisition Sub on or before the Closing Date.

  8.3 Certificate. Ventures shall have received from a duly authorized officer of Purchaser a certificate dated the Closing Date confirming, to such person's knowledge, that the conditions in Sections 8.1 and 8.2 have been met.

  8.4 No Injunction. There shall not be in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Ventures that prohibits the Merger or that limits or restricts the conduct or operations of Purchaser after the Merger.

  8.5 HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated shall have expired or been terminated.

  8.6 Consents. The consents, licenses, approvals, releases and authorizations specified on Schedule 2.6 shall have been obtained, except where the failure to obtain such consents did not and would not reasonably be expected to result in a Material Adverse Effect on Purchaser or a material adverse effect on the transactions contemplated by this Agreement.

  8.7 Legal Opinion. Ventures shall have received from Hutchins, Wheeler & Dittmar, counsel to Purchaser, an opinion in substantially the form of Exhibit H attached hereto.

  8.8 Stockholder Approval. The Merger shall have been approved by the stockholders of Ventures in accordance with applicable law.

  8.9 Tax Opinion. Ventures shall have received a written opinion from Cooley Godward LLP in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code and such opinion shall not have been withdrawn; provided, however, that if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion to Ventures, this condition shall nonetheless be deemed to be satisfied if counsel to Purchaser renders such opinion to Ventures. In rendering such tax opinion, counsel shall be entitled to rely on the management tax representation letters referred to in Section 6.7.

  8.10 Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective under the Securities Act and shall not be subject to a stop order or any threatened stop order. All necessary state securities and blue sky permits, approvals and exemption orders required in connection with the transactions contemplated by this Agreement shall have been obtained.

  8.11 Quotation on Nasdaq National Market. The Purchaser Common Stock issuable in the Merger shall have been approved for quotation on the Nasdaq National Market upon official notice of issuance thereof.

                                   ARTICLE 9

                                  TERMINATION

  9.1 Right to Terminate Agreement. This Agreement may be terminated prior to the Closing:

    (a) by mutual agreement of Ventures and Purchaser;

    (b) by Purchaser at any time after 282 days after signing (excluding the number of days, if any, elapsed during the dispute resolution proceedings relating to the Preliminary Closing Balance Sheet pursuant to Section 1.5(c)), if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this
  Section 9.1(b) shall not be available to Purchaser if the action of Purchaser or Acquisition Sub or any of their Associates has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

    (c) by Ventures at any time after 282 days after signing (excluding the number of days, if any, elapsed during the dispute resolution proceedings relating to the Preliminary Closing Balance Sheet pursuant to Section 1.5(c)), if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this
  Section 9.1(c) shall not be available to Ventures if the action of Ventures or any of its Associates (including those persons who have signed the Voting Agreement) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

  9.2 Effect of Termination. Upon the termination of this Agreement pursuant to
Section 9.1:

    (a) Purchaser and Acquisition Sub shall promptly cause to be returned to Ventures all documents and information obtained in connection with this Agreement and the transactions contemplated by this Agreement and all documents and information obtained in connection with the Purchaser's investigation of Ventures' business, operations and legal affairs, including any copies made by or supplied to Purchaser or any of Purchaser's agents of any such documents or information; and

    (b) No party hereto shall have any obligation or liability to other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 9.2 and Sections 5.1, 6.3 and 9.3 and Article 12 and by the provisions of the Non-Disclosure Agreement, and except that nothing herein shall relieve any party from liability for a breach of this Agreement prior to the termination hereof.

  9.3 Failure to Close.

    (a) If Purchaser fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby this Agreement has not been terminated and all conditions of the Closing set forth in
  Article 7 have been satisfied in all material respects or waived, Purchaser shall be liable to Ventures for damages to the extent provided by law and Ventures shall be entitled to be reimbursed by Purchaser for its expenses as provided in Section 12.4.

    (b) If Ventures fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby this Agreement has not been terminated and all conditions of the Closing set forth in
  Article 8 have been satisfied in all material respects or waived, Ventures shall be liable to Purchaser for damages to the extent provided by law and Purchaser shall be entitled to be reimbursed by Ventures for its expenses as provided in Section 12.4.

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

                                   ARTICLE 10

                             ADJUSTMENT PROCEDURES

  10.1 Preparation of Final Closing Balance Sheet.

  (a) For purposes of this Article 10:

    (1) "Final Cash at Closing" shall mean all cash and cash equivalents held by the Wired Companies as of the Closing (including any cash held by Ventures that represents the exercise price of stock options exercised for cash after the date hereof), as shown on the Final Closing Balance Sheet (as hereinafter defined), minus the Cash Exclusions; provided, however, that, for purposes of calculating Final Cash at Closing, Ventures shall be deemed to hold an incremental amount of cash equal to the sum of (A) the Marketing Program Funding Amount described in Section 6.8, (B) any amounts paid by Ventures at or prior to the Closing pursuant to Section 12.4, (C) the aggregate exercise price of all stock options presently held by or hereafter granted to employees of the Wired Companies (but not non-employees), as described in Schedule 2.3, and Warrants to the extent such stock options and Warrants are either held unexercised at the Closing Date or net-exercised between the date hereof and the Closing Date and (D) the amounts set forth on Schedule 10.1(a) hereto.

    (2) "Final Borrowings at Closing" shall mean all indebtedness for borrowed money of the Wired Companies as of the Closing, as shown on the Final Closing Balance Sheet.

    (3) "Final Adjusted Working Capital Shortfall at Closing" shall mean the absolute value of the difference between (i) $432,172 and (ii) the adjusted working capital (i.e., current assets less current liabilities) of the Wired Companies as of the Closing, as reflected on the Final Closing Balance Sheet; provided, however, that, for the purpose of calculating Final Adjusted Working Capital Shortfall at Closing only, Final Cash at Closing (together with the offsetting Cash Exclusions) and Final Borrowings at Closing shall be disregarded, and amounts payable by Ventures as contemplated by Section 6.8 or Section 12.4 at or prior to Closing shall not be deemed to be a current liability. Notwithstanding the foregoing, Final Adjusted Working Capital Shortfall at Closing shall be zero if the adjusted working capital described in subparagraph (ii) above is $432,172 or greater.

  (b) As soon as practicable following the Closing, Purchaser shall prepare in good faith, and shall cause Purchaser's independent auditors to review, the consolidated balance sheet of Ventures and the other Wired Companies as of the Closing Date (the "Final Closing Balance Sheet"). Except for the absence of footnotes, the Final Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with that used in the preparation of the Financial Statements. Based on the Final Closing Balance Sheet, Purchaser shall calculate, and shall cause Purchaser's independent auditors to review, Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing, and Purchaser shall deliver such calculations to the Stockholder Representatives with the Final Closing Balance Sheet. If the Stockholder Representatives have not given the Purchaser notice of their objection to the Final Closing Balance Sheet (which notice must contain a statement of the basis of the Stockholder Representatives' objection) within fifteen (15) days after delivery of such Final Closing Balance Sheet, then Final Cash at Closing and Final Adjusted Working Capital Shortfall at Closing based on the Final Closing Balance Sheet as delivered by Purchaser shall be used in computing the Escrow Adjustment Shares (as hereinafter defined).

  (c) In the event the Stockholder Representatives have provided notice of their objection in accordance with Section 10.1(b) within such fifteen (15) day period, then the issues in dispute shall be resolved in accordance with this
Section 10.1(c). First, Purchaser and the Stockholder Representatives shall attempt to resolve the issues outstanding with respect to the Final Closing Balance Sheet and the calculation of Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing. If Purchaser and the Stockholder Representatives are unable to resolve those issues within thirty (30) days of Purchaser's receipt of the Stockholders Representatives' objections, then Purchaser and the Stockholder Representatives shall submit the remaining issues in dispute to Arthur Andersen LLP, independent auditors (the "Independent Auditors"), for resolution. If issues in dispute are submitted to the Independent Auditors for resolution, (1)

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

each party shall furnish to the Independent Auditors such workpapers and other documents and information relating to the disputed issues as the Independent Auditors may request and as are available to that party and shall be afforded the opportunity to present to the Independent Auditors and material relating to the determination and to discuss the determination with the Independent Auditors; (2) the Determination by the Independent Auditors, as set forth in a notice delivered to both Purchaser and the Stockholder Representatives by the Independent Auditors within thirty (30) days of the submission to them of the issues in dispute, shall be binding and conclusive on the parties and any determination of Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing made by the Independent Auditors in their determination of the issues in dispute shall be used in computing the Escrow Adjustment Shares; and (3) Purchaser shall bear the fees and costs of the Independent Auditors in making such determination and shall be entitled to recover 50% of such fees and cost from the Escrow Fund.


  (d) Within one (1) business day after Final Cash at Closing, Final Borrowings at Closing and Final Adjusted Working Capital Shortfall at Closing have been determined pursuant to Section 10.1(b), Section 10.1(c) or any combination thereof, the "Escrow Adjustment Shares" shall mean and be calculated as follows: the number of shares of Purchaser Common Stock, rounded to the nearest full share, equal to the absolute value of the Adjustment Amount (as hereinafter defined) shall be divided by the Average Closing Stock Price. The term "Adjustment Amount" shall mean the aggregate of: (1) Final Cash at Closing minus Wired Cash at Closing minus Excess Expenses, (2) Wired Borrowings at Closing minus Final Borrowings at Closing and (3) Wired Adjusted Working Capital Shortfall at Closing minus Final Adjusted Working Capital Shortfall at Closing. The term "Excess Expenses" shall mean (i) the amount paid or payable by Ventures pursuant to Section 12.4 (except to the extent such amount was included as a Closing Expense Adjustment Amount thereby reducing the Cash Balance as determined pursuant to Section 1.5(b)(2) or to the extent Purchaser has made a claim against the Escrow Fund with respect to such amount under
Section 12.4), minus (ii) $2.5 million; provided that the amount in clause (i) above exceeds the amount in clause (ii) above.

  10.2 Adjustment of Escrow Fund. If the Adjustment Amount is greater than zero, Purchaser shall issue the Escrow Adjustment Shares and deposit such shares in the Escrow Fund within five (5) business days following the determination of the Escrow Adjustment Shares. If the Adjustment Amount is less than zero, then, within five (5) business days following the determination of the Escrow Adjustment Shares, Purchaser and the Stockholder Representatives shall deliver to the Escrow Agent a notice authorizing the release to the Purchaser from the Escrow Fund of (a) the number of shares of Purchaser Common Stock equal to the Escrow Adjustment Shares or (b) if the number of Escrow Shares remaining in the Escrow Fund (the "Remaining Escrow Shares") is less than the number of Escrow Adjustment Shares, all of the remaining Escrow Shares (if any) plus an amount of cash equal to the product of (i) the difference between the number of Escrow Adjustment Shares and the number of Remaining Escrow Shares and (ii) the Average Closing Stock Price. If the Adjustment Amount is negative and the amount exceeds $2 million, then, within five (5) business days following the determination of the Escrow Adjustment Shares, Purchaser and the Stockholder Representatives shall deliver to the Escrow Agent a notice instructing the Escrow Agent that: (a) it is promptly to release to Purchaser from the Escrow Fund a number of shares of Purchaser Common Stock having a value, based on the Average Closing Stock Price, of $2 million and if there are not enough Escrow Shares remaining, then the amount of cash as determined pursuant to the preceding sentence; and (b) if it subsequently (but before the end of the Escrow Period) receives any funds released from the Advance Escrow as contemplated by Section 5.7, an amount of such funds equal to the Adjustment Amount in excess of $2 million shall be added to the Escrow Fund and promptly released to Purchaser before any distribution of the balance, if any, of such funds to the former holders of Ventures capital stock. In the event that the cash received from the Advance Escrow is not sufficient to reimburse Purchaser for the entire Adjustment Amount, an additional number of shares of Purchaser Common Stock, with a value based on the Average Closing Stock Price (or cash as determined above), shall be released from the Escrow Fund such that Purchaser is reimbursed for the entire Adjustment Amount. In the event of any increase or decrease in the number of shares of Purchaser Common Stock or cash held in the Escrow Fund pursuant to this Section 10.2, the term "Escrow Fund" shall thereafter mean the Escrow Fund as adjusted.

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

                                   ARTICLE 11

                        CERTAIN REMEDIES AND LIMITATIONS

  11.1 Expiration of Representations, Warranties and Covenants. All of the representations and warranties of Ventures set forth in this Agreement and all of the covenants set forth in Article 4 shall terminate and expire, and shall cease to be of any force or effect, at 5:00 p.m., Massachusetts time, on the first anniversary of the Closing Date, and all liability with respect to such representations, warranties and covenants shall thereupon be extinguished. Notwithstanding the foregoing, if, prior to such date, Purchaser shall have in good faith delivered a Claim Notice (as defined below) to the Stockholder Representatives and the Escrow Agent in conformity with all of the applicable procedures set forth in the Escrow Agreement, then the specific indemnification claim set forth in such Claim Notice shall survive such date and shall not be extinguished thereby.

  11.2 Escrow Fund. At the Effective Time, Ventures' stockholders and Warrant and Option holders will be deemed to have received and deposited the Escrow Shares with the Escrow Agent without any act of any stockholder, Warrant holder or Option holder. At the Closing, the Escrow Shares, without any act of stockholder, Warrant holder or Option holder will be deposited with State Street Bank and Trust Company (or other institution acceptable to Purchaser and the Stockholder Representatives), as Escrow Agent (the "Escrow Agent"), such deposit for a period of one year from the Closing Date to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Purchaser and its affiliates for any and all losses, damages, deficiencies, liabilities, obligations, actions, claims, suits, proceedings, demands, assessments, judgments, recoveries, fees, costs and expenses (including, without limitation, all out-of-pocket expenses, reasonable investigation expenses and reasonable fees and disbursements of accountants and counsel) of any nature whatsoever, net of insurance proceeds actually realized or to be realized by Purchaser (collectively, "Losses"), arising out of, based upon or resulting from (1) any inaccuracy in or breach of any representation and warranty of Ventures which is contained in this Agreement or any Schedule or certificate delivered pursuant hereto or thereto; (2) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of Ventures (which covenants, agreements or undertakings were to be performed or complied with on or prior to the consummation of the Merger) which are contained in or made pursuant to the terms and conditions of this agreement; (3) any losses of Purchaser or any Wired Company (whether or not disclosed on a Schedule hereto) to the extent arising out of the Wired Companies' obligations to provide indemnification in excess of the amount of the Advance Escrow pursuant to Section 10.3(b) of the Advance Agreement or otherwise resulting from or relating to the operation or sale of the Business (as such term is defined in the Advance Agreement); or (4) any Losses resulting from the delayed form filings described in paragraph (c) of Schedule 2.12. Purchaser may not receive any payment from the Escrow Fund unless and until Officer's Certificates (as defined in the Escrow Agreement) identifying Losses, the aggregate amount of which exceed $500,000, have been delivered to the Escrow Agent as provided in the Escrow Agreement; in such case, Purchaser may recover from the Escrow Fund its Losses in excess of the first $500,000 (the "Deductible"); provided, however, that in no event shall the Deductible apply to the Losses resulting from any inaccuracy or breach of any representation and warranty contained in Sections 2.1(b), 2.2, 2.14 or 2.18, any Losses arising under clause (3) or (4) above, any fees and costs that Purchaser is entitled to recover pursuant to Section 10.1(c), or any negative Adjustment Amount determined pursuant to Section 10.1(d), and provided, further, that any such Losses or fees and costs or Adjustment Amount shall not be taken into account in determining whether aggregate Losses exceed the threshold of the Deductible or whether the Deductible has been satisfied for purposes of calculating Purchaser's recovery from the Escrow Fund.

  11.3 Indemnification by Purchaser. Subject to the limitations and the provisions set forth herein, Purchaser and the Surviving Corporation, jointly and severally, will indemnify and hold harmless the stockholders, Warrant holders and Option holders of Ventures from, against and in respect of the net amount (after deduction of the amount of any insurance proceeds recoverable and net of any tax benefit) of any and all Losses actually suffered by them as a direct result of the failure of any representation or warranty made by Purchaser or Acquisition Sub in Article 3 to have been true in all material respects when made.

  11.4 Defense of Third Party Actions. If either Purchaser, on the one hand, or the Stockholder Representatives, on the other hand (the "Indemnitee"), receives notice or otherwise obtains knowledge of any matter or any threatened matter that may give rise to an indemnification claim against the Escrow Fund, on the one hand, or Purchaser, on the other hand (the "Indemnifying Party"), then the Indemnitee shall promptly deliver to the Indemnifying Party a written notice describing such matter in reasonable detail (the "Claim Notice"). The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall be a condition precedent to any liability on the part of the Indemnifying Party under this Article 11 with respect to such matter. The Indemnifying Party shall have the right at its option (acting through the Stockholder Representatives, if the "Indemnifying Party" is the Escrow Fund), to assume the defense of any such matter with its own counsel, but only if the Indemnifying Party simultaneously agrees to indemnify the Indemnitee for such matter. If the Indemnifying Party elects to assume the defense of and indemnification for any such matter, then:

  (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys' fees or other expenses incurred on behalf of the Indemnitee in connection with such matter following the Indemnifying Party's election to assume the defense of such matter;

  (b) the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee's agents and that the Indemnifying Party considers necessary or desirable for the defense of such matter;

  (c) the Indemnitee shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, comprise or adjustment relating to, such matter;

  (d) the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such matter; and

  (e) the Indemnitee shall not admit any liability with respect to such matter.

  Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, agree to settlement of any third party claim, unless the settlement provides an unconditional release and discharge of the Indemnitee. If the Indemnifying Party elects not to assume the defense of and indemnification for such matter, then the Indemnitee shall proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to the Indemnifying Party; provided, however, that the Indemnitee shall not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In the event the Escrow Fund is the "Indemnifying Party" in connection with a matter, the Stockholder Representatives shall have the right to pay any attorneys' fees and other expenses of any defense of a matter assumed pursuant to this Section 11.4 out of the amount then available thereunder.

  11.5 Subrogation; No Contribution. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to the Indemnitee, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnitee or any of the Indemnitee's affiliates may have against any other person with respect to any Losses, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnitee shall permit the Indemnifying Party to use the name of the Indemnitee and the names of the Indemnitee's affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnitee shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnitee to perfect or exercise the Indemnifying Party's right of subrogation hereunder. Notwithstanding the foregoing, the Stockholder Representative, on behalf of all holders of Ventures Capital Stock, Warrants and Options, hereby waives, and acknowledges and agrees that no holder of Ventures Capital Stock, Warrants or Options shall have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Purchaser or Ventures in connection with any indemnification obligation to which such stockholder may become subject under this Agreement or the Escrow Agreement.

  11.6 Exclusivity. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article 11 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant, except for claims based on fraud.

  11.7 Retention of Records. From and after the date of this Agreement, Purchaser shall preserve, and shall cause the Surviving Corporation and the Wired Companies to preserve, all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement for a period of six years following the date of this Agreement or for such longer period as the rights of the parties hereunder may exist.

  11.8 Notice as to Representations. Without limiting any of the other obligations of the respective parties hereunder, if at any time after the date of this Agreement, Purchaser shall have any reason to believe that any representation or warranty made by Ventures hereunder may have been untrue, Purchaser shall promptly provide the Stockholder Representatives written notice to that effect, indicating the basis for Purchaser's belief that such representation or warranty may have been untrue. For purposes of this Article 11, Ventures shall not be deemed to have breached any representation or warranty if Purchaser, prior to the Closing Date, had knowledge of the breach, or facts and circumstances constituting or resulting in a breach, of such representation or warranty, and consummated the Merger notwithstanding such knowledge.

  11.9 No Rescission. Neither Purchaser, Acquisition Sub nor Ventures shall be entitled to rescind the Merger by virtue of any failure of any party's representations and warranties herein to have been true or any breach of any party's obligations hereunder.

                                   ARTICLE 12

                                 MISCELLANEOUS

  12.1 Material Adverse Effect. Any adverse change, event or effect that is proximately caused by conditions affecting the United States economy generally shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Wired or a Material Adverse Effect on Purchaser (unless such conditions adversely affect Ventures or Purchaser, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by any industry in which Purchaser or Ventures competes shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Purchaser or Material Adverse Effect on Ventures (unless such conditions adversely affect Ventures or Purchaser, as the case may be, in a materially disproportionate manner). Any adverse change, event or effect that is proximately caused by the announcement or pendency of the Merger shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Purchaser or a Material Adverse Effect on Wired. Any adverse change, event or effect that is proximately caused by any breach by Purchaser or Ventures of any covenant or obligation set forth in this Agreement shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Wired or Material Adverse Effect on Purchaser, respectively.

  12.2 Knowledge of Ventures. As used in this Agreement, a corporate party's "knowledge" means the actual knowledge of any director or executive officer of such party.

  12.3 Memorandum; Disclaimer of Projections. Ventures makes no representation or warranty to Purchaser or Acquisition Sub except as specifically made in this Agreement. In particular, Ventures makes no representation or warranty to Purchaser or Acquisition Sub with respect to any financial projection or forecast delivered by or on behalf of Ventures to Purchaser. Purchaser and Acquisition sub acknowledge that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) they are familiar with such uncertainties, (c) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to them and (d) they shall have no claim against Ventures or its stockholders with respect thereto.

  12.4 Expenses.

  (a) If the Merger is consummated or if this Agreement is terminated under circumstances other than those specified in Section 9.3(a) or (b), Ventures and Purchaser shall pay their own respective expenses and costs incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby. Ventures shall pay all such legal, accounting, investment banking and other fees and expenses that are payable by it in full at or prior to the Closing against appropriate invoices therefor. So that Purchaser may calculate the Cash Balance pursuant to
Section 1.5(b)(2), Ventures shall provide Purchaser with an estimate of amounts to be paid by Ventures at or prior to the Closing at least two days prior to the Effective Time. Notwithstanding anything to the contrary contained herein, if the Merger is consummated, and if the aggregate legal, accounting, investment banking and other fees and expenses paid or payable by Ventures and determined by Ventures to be substantially related to the preparation for, negotiation of or consummation of this Agreement or the transactions contemplated hereby exceed $2.5 million and have not otherwise been included as a Closing Expense Adjustment Amount thereby reducing the Cash Balance pursuant to Section 1.5(b)(2) or included in the definition of Excess Expenses as defined in Section 10.1(d), Purchaser shall be entitled to seek indemnification, by making a claim against the Escrow Fund pursuant to Article 11, with respect to the amount by which such fees and expenses exceed $2.5 million. The Deductible shall not apply to any such claim, and any such claim shall not be taken into account in determining whether aggregate Losses exceed the threshold of the Deductible or whether the Deductible has been satisfied for purposes of calculating Purchaser's recovery from the Escrow Fund.

  (b) If the Merger is not consummated under the circumstances described in
Section 9.3(a), Purchaser shall pay (1) all of its own expenses and costs and
(2) the reasonable expenses and costs of Ventures incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the reasonable fees and expenses of their respective counsel and investment bankers, in an aggregate amount not to exceed $200,000.

  (c) If the Merger is not consummated under the circumstances described in
Section 9.3(b), Ventures shall pay (1) all of its own expenses and costs and
(2) the reasonable expenses and costs of Purchaser incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the reasonable fees and expenses of their respective counsel and investment bankers, in an aggregate amount not to exceed $200,000.

  12.5 Notices. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

  If to Purchaser, Acquisition Sub or the Surviving Corporation to:

    Lycos, Inc.
    400-2 Totten Pond Road
    Waltham, MA 02451
    Attention: General Counsel

    Tel: (781) 370-2700
    Fax: (781) 370-2600

  with a copy to:

    Hutchins, Wheeler & Dittmar
    A Professional Corporation
    101 Federal Street
    Boston, MA 02110
    Attention: Mary Ellen O'Mara

    Tel: (617) 951-6663
    Fax: (617) 951-1295

  If to Ventures, to:

    Wired Ventures, Inc.
    660 Third Street, 4th Floor
    San Francisco, CA 94107
    Attention: President

    Tel: (415) 276-8400
    Fax: (415) 276-8699

  with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attention: Kenneth L. Guernsey

    Tel: (415) 693-2000
    Fax: (415) 951-3699

  If to the Stockholder Representatives, to:

    H. William Jesse, Jr.
    222 Sutter Street, 8th Floor
    San Francisco, CA 94108

    Tel: (415) 274-4550
    Fax: (415) 274-4567

  and to:

    Louis Rossetto
    1678 Shattuck Avenue
    Berkeley, CA 94709

    Tel: (510) 841-4430
    Fax: (510) 841-4431

  and to:

    Paul J. Salem
    901 Fleet Center
    50 Kennedy Plaza
    Providence, RI 02903

    Tel: (401) 751-6763
    Fax: (401) 751-1790
  with a copy to:

    Cooley Godward LLP
    One Maritime Plaza, 20th Floor
    San Francisco, CA 94111
    Attention: Kenneth L. Guernsey

    Tel: (415) 693-2000
    Fax: (415) 951-3699


  or, in each case, to such other address as may be specified in writing to the other parties.

  Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this
Section 12.5.

  12.6 Assignment. No party may assign or otherwise transfer this Agreement or any of his rights hereunder to any person or entity, without the prior written consent of Purchaser, Ventures and the Stockholder Representatives, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

  12.7 Entire Agreement; Amendment; Governing Law; Etc. This Agreement (together with the Exhibits and Schedules hereto) and the Non-Disclosure Agreement embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware as it applies to contracts to be performed entirely within the State of Delaware.

  12.8 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

  12.9 Venue. If any legal proceeding or other action relating to this Agreement or any of the other agreements being executed and delivered in connection herewith, or any of the transactions contemplated hereby or thereby, is brought or otherwise initiated, the venue therefor shall be in the city and state in which the principal executive offices of the party who is not initiating the legal proceeding, which shall be deemed to be a convenient forum. Each of the parties hereto hereby expressly and irrevocably consents and submits to the jurisdiction of the Federal and State courts sitting in such city and state in connection with any such legal proceeding or other action.

  12.10 Third-Party Rights. The stockholders of Ventures and holders of Options and Warrants, acting solely through the Stockholder Representatives, are intended third-party beneficiaries of the obligations of Purchaser and Acquisition Sub set forth in Articles 1, 5, 6, 10, 11 and 12 of this Agreement. Except as otherwise set forth herein, the parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto and their respective successors in interest. The Stockholder Representatives are signatories to this Agreement solely for the purpose of establishing their authority hereunder and identity and shall not have any liability hereunder or be deemed "parties" hereto for any purpose. Any decision or act of a majority of the Stockholder Representatives shall be deemed the decision or act of the Stockholder Representatives, and the remaining Stockholder Representative(s) shall have the authority to appoint a replacement for any Stockholder Representative who ceases to serve as such.

  12.11 Titles and Headings. Titles and headings of sections of this Agreement and the "Table of Contents" and the "Table of Exhibits" included herewith are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

  12.12 Exhibits and Schedules. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

  12.13 Pronouns. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

  12.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

  12.15 Time of Essence. Time is of the essence of this Agreement.

  12.16 Interpretation. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

  In Witness Whereof, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                                          Lycos, Inc.,
                                          a Delaware corporation

                                          By: _________________________________

                                          Its: ________________________________

                                          BF Acquisition Corp.,
                                          a Delaware corporation

                                          By: _________________________________

                                          Its: ________________________________

                                          Wired Ventures, Inc.,
                                          a Delaware corporation

                                          By: _________________________________

                                          Its: ________________________________

                                          Stockholder Representatives:


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